Exhibit 4.54

SHARE PURCHASE AGREEMENT AMENDMENT

This SHARE PURCHASE AGREEMENT AMENDMENT (this “Amendment”) is made as of August 21, 2018, by and among Baidu Holdings Limited, a company incorporated under the laws of the British Virgin Islands (“Baidu”), Baidu (Hong Kong) Limited, a company incorporated with limited liability under the laws of Hong Kong (“Baidu HK”) and a wholly-owned Subsidiary of Baidu, TPG Bellwether, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“TPG”), Beacon Group Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands, (“Carlyle,” and together with TPG, the “Lead Investors” and each a “Lead Investor”), Taikang Kaitai Special Opportunity Fund II Segregated Portfolio, a segregated portfolio company incorporated under the laws of the Cayman Islands (“Taikang”), CB Finance Investment Limited, a business company incorporated under the laws of the British Virgin Islands (“CB Finance”), Express Success Investments Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Express Success”), Wellrich Investment Fund Limited Partnership, an exempted limited partnership organized under the laws of the Cayman Islands (“Wellrich,” collectively with Carlyle, Taikang, CB Finance and Express Success, the “Other Investors” and each an “Other Investor”), and 91 Wireless Websoft Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company,” and together with Baidu and Baidu HK, the “Seller Parties” and each, a “Seller Party”). Baidu, Baidu HK, the Company, the Lead Investors and the Other Investors are each referred to herein as a “Party,” and collectively as the “Parties.” TPG and the Other Investors are referred to herein as the “Investors.”

W I T N E S S E T H:

WHEREAS, the parties hereto have entered into a share purchase agreement dated April 28, 2018 (the “Share Purchase Agreement”); and

WHEREAS, pursuant to Section 6.3 of the Share Purchase Agreement, the Parties have agreed to enter into this Amendment to amend certain provisions of the Share Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, each Party hereby agrees as follows:

1.

Definitions and Interpretation. All capitalized terms used but not defined in this Amendment shall have the meaning assigned to such terms in the Share Purchase Agreement and the rules of interpretation and construction set forth in Section 1.1 of the Share Purchase Agreement shall also apply to this Amendment.

2.	Amendments.

a.	Section 2.1(b) is hereby deleted and replaced in its entirety with the following:

“Baidu Subscription. Upon the terms and subject to the conditions of this Agreement and the Framework Business Cooperation Agreement, at the Closing, Baidu HK shall subscribe for, and the Company shall issue and deliver to Baidu HK, such number of Ordinary Shares (the “Baidu Subscription Shares”), at a price per Ordinary Share of US$16.4502 (as rounded, on the Base Case) (being the same as the per share Investor Subscription Price), at an aggregate consideration valued at US$126,984,127. Each of Baidu and Baidu HK hereby, jointly and severally, acknowledges and agrees that in consideration of (i) the Baidu Subscription Shares issued to Baidu HK by the Company, and (ii) payment of service fee of RMB 317 million (the “Service Fee”) received by Affiliates of Baidu pursuant to that certain agreements entered into by and among the applicable Affiliates of the Company and the applicable Affiliates of Baidu (the “Service Purchase Agreement”), the Company and applicable Affiliates of the Company shall be deemed to have paid in full for (i) RMB317 million in value of the services that are in the process of being provided by applicable Affiliates of Baidu pursuant to the Service Purchase Agreement (the “RMB317 Million Services”); and (ii) RMB483 million in value of the services that have been provided by applicable Affiliates of Baidu under the Framework Business Cooperation Agreement (the “RMB483 Million Services”). For the avoidance of doubt, all Parties agree and acknowledge that, (i) for the purpose of the calculation as set forth in this paragraph, US$126,984,127 shall be translated into RMB800 million (for the avoidance of doubt, the exchange rate on April 28, 2018 is used); and (ii) the aggregate consideration for the Baidu Subscription Shares shall be deemed to be paid by (x) the performance by Baidu and its applicable Affiliates of the RMB 317 Million Services and the RMB 483 Million Services and (y) the payment by applicable Affiliates of Baidu of RMB317 million pursuant to those certain donation agreements entered into by and among the applicable Affiliates of the Company and the applicable Affiliates of Baidu, which shall be further used by applicable Affiliates of the Company as payment of the Services Fee (as defined above) paid to Affiliates of Baidu. The number of the Baidu Subscription Shares shall be 7,719,306, on the Base Case.”

b.	Section 2.5(a)(i) is hereby deleted and replaced in its entirety with the following:

“Closing Net Assets Attributable to Shareholders of Parent” means the consolidated total assets, minus the consolidated total liabilities, and minus the noncontrolling interests of the Principal Business, as determined as of 12:01 a.m. (Hong Kong time) on the Closing Date and shown on the Closing Balance Sheet, for the avoidance of doubt disregarding the Baidu Restructuring Cash, any Investment Subscription Price, or the USD equivalent of RMB2,000,000,000, received by Chongqing Baidu Micro-credit Co., Ltd. (重庆百度小额贷款有限公司) in accordance with Section B.1.1 of the Restructuring Plan. The Parties agree that for the purposes of calculating the Closing Net Assets Attributable to Shares of Parent, (i) the value of the Net Assets attributable to the invested amount provided under the transaction documents attached to the Disclosure Schedule as Appendix 3.2(d), irrespective of the appreciation or depreciation of the underlying investment, shall be RMB500,000,000 and (ii) the Company shall be deemed to own one hundred percent (100%) of the equity interest in Beijing Baiyuxin Credit Reference Co., Ltd. (北京百誉信征信有限公司).

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c.	Section 2.5(a)(iii) is hereby deleted and replaced in its entirety with the following:

“Target Net Assets Attributable to Shareholders of Parent” means RMB9,000,000,000.

d.	Section 2.5(b) is hereby deleted and replaced in its entirety with the following:

e.

“Closing Statement. As soon as practicable, but not later than ten (10) days following the Closing Date, PricewaterhouseCoopers, or another “Big Four” firm of independent certified public accountants mutually agreed upon by the Lead Investors, shall be engaged for the preparation and delivery, within fifty (50) days from the date of its engagement, to each Investor and the Seller Parties a statement (the “Closing Statement”) consisting of (i) an audited consolidated balance sheet of the Principal Business as determined as of 12:01 a.m. (Hong Kong time) on the Closing Date and reasonable supporting documentation therefor, together with a report of such independent certified public accountant thereon, (the “Closing Balance Sheet”), and (ii) a statement setting forth the Closing Net Assets Attributable to Shareholders of Parent. The Closing Statement (and each component thereof) shall be prepared in accordance with the definitions in this Agreement and US GAAP applied on a basis consistent with those used in the preparation of the Financial Statements.”

f.	Exhibit C of the Share Purchase Agreement is hereby deleted and replaced in its entirety with Exhibit A attached hereto.

g.	Exhibit E of the Share Purchase Agreement is hereby deleted and replaced in its entirety with Exhibit B attached hereto.

3.	Miscellaneous.

a.

No Further Amendment. Except as expressly amended and/or superseded by this Amendment, the Share Purchase Agreement remains and shall remain in full force and effect. This Amendment shall not constitute an amendment or waiver of any provision of the Share Purchase Agreement, except as expressly set forth herein. Upon the execution and delivery hereof, the Share Purchase Agreement shall thereupon be deemed to be amended as hereinabove set forth as fully and with the same effect as if the amendments made hereby were originally set forth in the Share Purchase Agreement. This Amendment and the Share Purchase Agreement shall each henceforth be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render invalid or improper any action heretofore taken under the Share Purchase Agreement. If and to the extent there are any inconsistencies between the Share Purchase Agreement and this Amendment with respect to the matters set forth herein, the terms of this Amendment shall control.

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b.

Entire Agreement. Notwithstanding Section 6.7 of the Share Purchase Agreement, the Share Purchase Agreement as amended by this Amendment constitutes the entire agreement of the Parties with respect to the subject matter set forth in the Share Purchase Agreement and supersede any prior understandings, negotiations, agreements or representations by or among the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof or thereof.

c.

Additional Provisions. The provisions of Section 6.2(Governing Law; Arbitration), Section 6.3(Amendment; Waiver), Section 6.5(Assignment), Section 6.6(Notices), Section 6.9(Fees and Expenses), Section 6.13 through and including Section 6.16 of the Share Purchase Agreement shall apply mutatis mutandis to this Amendment.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first written above.

BAIDU HOLDINGS LIMITED

By:	/s/ Yanhong Li
Name:	Yanhong Li
Title:	Director

BAIDU (HONG KONG) LIMITED

By:	/s/ Herman Yu
Name:	Herman Yu
Title:	Director

[Signature Page to Amendment Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first written above.

91 WIRELESS WEBSOFT LIMITED

By:	/s/ Da Zhou
Name:	Da Zhou
Title:	Director

[Signature Page to Amendment Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first written above.

TPG BELLWETHER, LTD.

By:	/s/ Michael LaGatta
Name:	Michael LaGatta
Title:	Vice President

[Signature Page to Amendment Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first written above.

BEACON GROUP LIMITED

By:	/s/ Norma Kuntz
Name:	Norma Kuntz
Title:	Director

[Signature Page to Amendment Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first written above.

TAIKANG KAITAI SPECIAL OPPORTUNITY FUND II SEGREGATED PORTFOLIO

By:	/s/ Zhang Le
Name:	Zhang Le
Title:	Managing Director, Taikang Asset Management (Hong Kong) Co.Ltd

[Signature Page to Amendment Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first written above.

CB FINANCE INVESTMENT LIMITED

By:	/s/ Ching Nar Cindy Chan
Name:	Ching Nar Cindy Chan
Title:	Director

[Signature Page to Amendment Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first written above.

EXPRESS SUCCESS INVESTMENTS LIMITED

By:	/s/ Yang Raorao, Peng Ching
Name:	Yang Raorao, Peng Ching
Title:	Director

[Signature Page to Amendment Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first written above.

WELLRICH INVESTMENT FUND LIMITED PARTNERSHIP

By:	/s/ ZHENG Jun
Name:	ZHENG Jun
Title:	Director

[Signature Page to Amendment Agreement]

EXHIBIT A

RESTRUCTURING PLAN

EXHIBIT B

FORM OF TRANSITION SERVICES AGREEMENT

SHARE PURCHASE AGREEMENT

by and among

BAIDU HOLDINGS LIMITED

BAIDU (HONG KONG) LIMITED

TPG BELLWETHER, LTD.

and

91 WIRELESS WEBSOFT LIMITED

Dated April 28, 2018

i

Schedules

Schedule 1	Subscription of Series A Preferred Shares

Exhibits

Exhibit A	Form of Articles
Exhibit B	Form of Shareholders Agreement
Exhibit C	Restructuring Plan
Exhibit D	Form of Framework Business Cooperation Agreement
Exhibit E	Form of Transition Services Agreement
Exhibit F	Capitalization Table
Exhibit G	Legal Opinion Items

ii

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is entered into as of April 28, 2018, by and among Baidu Holdings Limited, a company incorporated under the laws of the British Virgin Islands (“Baidu”), Baidu (Hong Kong) Limited, a company incorporated with limited liability under the laws of Hong Kong (“Baidu HK”) and a wholly-owned Subsidiary of Baidu, TPG Bellwether, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“TPG”) and 91 Wireless Websoft Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”, and together with Baidu and Baidu HK, the “Seller Parties” and each, a “Seller Party”). Baidu, Baidu HK, TPG and the Company are each referred to herein as a “Party,” and collectively as the “Parties.” Each other Person which executes and delivers a counterpart signature page to this Agreement as an “Other Investor” after the date hereof and on or prior to April 30, 2018 pursuant to Section 2.1(a) is referred to herein as an “Other Investor,” and collectively as the “Other Investors” and shall thereupon be deemed to have entered into, and be party to, this Agreement and the terms “Party” and “Parties” shall thereafter be construed accordingly to include such Other Investor and the Other Investors, respectively. TPG and the Other Investors (if any) are referred to herein as the “Investors”.

W I T N E S S E T H:

WHEREAS, the Seller Parties and certain of their respective Affiliates desire to restructure their financial services business and contribute, transfer or otherwise spin off to the Group the Principal Business pursuant to the Restructuring Plan, and on completion of the Restructuring, the Principal Business will be owned by the Group;

WHEREAS, Baidu HK is the sole shareholder of the Company and prior to Closing, Baidu HK will invest the Baidu Restructuring Cash in the Company in consideration for the issuance of additional Ordinary Shares to Baidu HK;

WHEREAS, in consideration for certain contributions to be made to the Company by Baidu pursuant to the Framework Business Cooperation Agreement, subject to the terms and conditions herein, Baidu HK desires to subscribe for, and the Company desires to issue, the Baidu Subscription Shares, at the Closing;

WHEREAS, subject to the terms and conditions herein, each Investor desires to subscribe for, and the Company desires to issue, certain Series A Preferred Shares, at the Closing, for an aggregate Investor Subscription Price for all Investors which is within the Investor Subscription Range, such that (a) at the bottom end of such range (i) TPG will hold 27.8333% of the issued share capital of the Company on a fully diluted basis immediately following the Closing, and (ii) the Investors collectively will hold 38.9666% of the issued share capital of the Company on a fully diluted basis immediately following the Closing, and (b) at the top end of such range (i) TPG will hold 25.9784% of the issued share capital of the Company on a fully diluted basis immediately following the Closing, and (ii) the Investors collectively will hold 51.6972% of the issued share capital of the Company on a fully diluted basis immediately following the Closing, in either case, after taking into account the Ordinary Shares held and subscribed for by Baidu HK at the Closing and the Ordinary Shares reserved for issuance pursuant to the ESOP as contemplated under this Agreement. The relevant actual percentages to be held by TPG and the Investors at the Closing shall be extrapolated from the foregoing based on the final aggregate amount of the Investor Subscription Price when determined after April 30, 2018. The subscription for the Investor Subscriptions Shares shall take place at a pre-money valuation of the Company of US$1,825,396,825, on the Base Case; and

WHEREAS, the Seller Parties and the Investors desire for the Company (or certain Affiliates thereof) and Baidu (or certain Affiliates thereof) to enter into the Framework Business Cooperation Agreement and the Transition Services Agreement, in each case on the Closing Date.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties agree as follows:

ARTICLE I

INTERPRETATION

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” of a Person shall mean (a) in the case of a Person other than a natural person, any other Person that, from time to time, directly or indirectly Controls, is Controlled by or is under common Control with such Person and (b) in the case of a natural person, any other Person that, from time to time, is directly or indirectly Controlled by such Person or is a Relative of such Person.

“Agreement” shall have the meaning set forth in the Preamble.

“Articles” shall mean the Amended and Restated Memorandum And Articles of Association of the Company, in the form attached hereto as Exhibit A.

“Authorization” shall have the meaning set forth in Section 3.1(d).

“Baidu” shall have the meaning set forth in the Preamble.

“Baidu HK” shall have the meaning set forth in the Preamble.

“Baidu Parent” shall mean Baidu, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands.

“Baidu Parties” shall mean Baidu Parent and each of its Subsidiaries (including any variable interest entities Controlled by such Subsidiaries) which has owned or operated or owns or operates any part of the Principal Business or will contribute any part of the Principal Business to the Group, including any Contributed Asset; provided that no Group Company shall be a Baidu Party.

“Baidu Restructuring Cash” shall mean the difference of the (a) the aggregate purchase price payable by the Group Companies for the purchase of all of the Equity Securities in the Group Companies and Contributed Assets from the Baidu Parties in the Restructuring, as determined pursuant to the Restructuring Plan, minus (b) the product of aggregate Investor Subscription Price for all the Investors multiplied by a fraction, (x) the numerator of which is 6.5, and (y) the denominator of which is 11.5.

“Board” shall mean the board of directors of the Company.

“Bulletin 7” shall mean the Bulletin on Certain Issues regarding Equity Transfers by Non-Resident Enterprises issued by the State Administration of Taxation of the PRC on February 3, 2015.

“Business Day” shall mean any day other than Saturday, Sunday or another day on which commercial banks located in the Cayman Islands, New York, the PRC or Hong Kong are authorized or required by law or executive order to be closed and on which no tropical cyclone warning No. 8 or above and no “black” rainstorm warning signal is hoisted in Hong Kong at any time between 8:00 a.m. and 6:00 p.m. Hong Kong time.

“Capitalization Table” shall mean the capitalization table setting out the capitalization of each of the Group Companies on a fully diluted basis as of the date hereof, immediately prior to the Closing and immediately following the Closing, as attached hereto as Exhibit F in Excel format (including the formulas incorporated therein).

“Chief Executive Officer” shall mean Mr. Guang ZHU (朱光) or any other duly appointed chief executive officer of the Group prior to the Closing Date.

“Claim Notice” shall have the meaning set forth in Section 5.3(a).

“Closing” shall have the meaning set forth in Section 2.2(a).

“Closing Date” shall mean the date on which the Closing occurs.

“Company” shall have the meaning set forth in the Preamble.

“Company Employee Agreement” shall mean any management, employment, severance, change in control, transaction bonus, consulting, or other similar contract between any Group Company or, with respect to any Transferred Employee, any Baidu Party, on the one hand, and any current or former Company Personnel, on the other hand, pursuant to which any Group Company or Baidu Party has any Liability.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, share or share-related awards, material fringe benefits or other material employee benefits or remuneration of any kind, whether written or unwritten, that is maintained, contributed to or required to be contributed to by any Group Company or, with respect to any Transferred Employee, any Baidu Party, for the benefit of any current or former Company Personnel, or with respect to which any Group Company or Baidu Party has or would reasonably be expected to have any Liability.

“Company Software” shall mean any Software owned by any of the Group Companies or any Baidu Party in connection with the Principal Business and licensed, distributed or otherwise available (or in development to be licensed, distributed or otherwise made available) to any customer or potential customer of any Group Company or the Principal Business.

“Confidential Information” shall have the meaning set forth in Section 6.10(a).

“Contemplated Transactions” shall mean the transactions contemplated by the Transaction Documents.

“Contract” shall mean, as to any Person, a contract, agreement, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Contributed Assets” shall mean all assets, properties, rights, Intellectual Property, Information Technology, employees, Contracts and Permits (i) set out in the Restructuring Plan to be transferred or otherwise contributed by the relevant Baidu Parties to the Group or (ii) owned or leased by the Group Companies.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management of a Person, whether through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor or agent or otherwise. For purposes of this definition, a Person shall be deemed to Control another Person if such first Person, directly or indirectly, owns or holds more than 50% of the voting Equity Securities in such other Person for the general election of directors, or if such first Person, directly or indirectly, controls the board of directors, managing partner or other similar governing body or position of such other Person. The terms “Controlled” and “Controls” shall have meanings correlative to the foregoing.

“Control Documents” shall mean, collectively, the agreements made from time to time, which enable the Company to exclusively Control, and consolidate in its financial statements the results of, each Group Company that is a variable interest entity in the form as agreed by TPG and the Seller Parties as soon as practicable after the date hereof, provided that the nominee shareholders of each Group Company that is a variable interest entity shall be employees of the Principal Business as agreed by TPG and the Seller Parties.

“Director Indemnification Agreements” shall mean the respective indemnification agreements to be entered into by and between the Company and each director appointed to the Board in the form as agreed by TPG and the Seller Parties as soon as practicable after the date hereof.

“Disclosure Schedule” shall mean the disclosure schedule dated the date hereof in respect of this Agreement, which has been provided to, and receipt of which has been acknowledged by, TPG as of such date.

“Encumbrance” shall mean (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable Law, (b) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person and (c) any adverse claim as to title, possession or use.

“Equity Securities” shall mean, with respect to any Person, such Person’s capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“Escrow Agent” shall mean, with respect to each Investor (except TPG if it exercises its right to provide the Letter of Credit pursuant to Section 2.2(b)), the financial institution as agreed by the Company, Baidu and such Investor prior to the 5th Business Day after April 30, 2018.

“Escrow Agreement” shall mean, with respect to each Investor (except TPG if it exercises its right to provide the Letter of Credit pursuant to Section 2.2(b)), the Escrow Agreement to be entered into by and among the Company, Baidu, such Investor and the applicable Escrow Agent as soon as practicable (after completion of the Escrow Agent’s “Know Your Customer” requirements) after April 30, 2018, in the form as agreed among the parties thereto as soon as practicable after the date hereof.

“Escrow Amount” shall have the meaning set forth in Section 2.2(a).

“Escrow Percentage” shall mean (a) 2% in the case of the Lead Investors, or (b) 10% in the case of any other Investor.

“ESOP” shall mean the employee equity incentive plan of the Company, pursuant to which 26,631,606 Ordinary Shares shall be reserved for issuance, on the Base Case, to be adopted by the Company in the form as agreed by TPG and the Seller Parties as soon as practicable after the date hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Framework Business Cooperation Agreement” shall mean the Framework Business Cooperation Agreement to be entered into by and among certain Group Companies and Baidu and/or its Affiliates, in the form attached hereto as Exhibit D.

“fully diluted basis” shall mean, for the purpose of calculating share numbers, that the calculation is to be made assuming that all outstanding options, warrants and other Equity Securities directly or indirectly convertible into or exercisable or exchangeable for Ordinary Shares (whether or not by their terms then currently convertible, exercisable or exchangeable) and Equity Securities which have been reserved for issuance pursuant to the ESOP have been so converted, exercised, exchanged or issued.

“Fundamental Representations” shall mean the representations and warranties set forth in Sections 3.1(a), (b), (c), (e), (g)(ii), (h) and (i) and Sections 3.2(a), (b), (c), (d), (e), (f), (n)(ii), (w) and (x).

“Governmental Authority” shall mean any government or political subdivision thereof, whether on a federal, central, state, provincial, municipal or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department, office, leading group or team, inter-authorities leading and/or coordination bodies or other instrumentality thereof, interim or permanent, and any governing body of any securities exchange.

“Group” or “Group Companies” shall mean, collectively, the Company and its Subsidiaries, including any Person that becomes a Subsidiary of the Company at or prior to the completion of the Restructuring, and a “Group Company” shall mean any of them.

“HKIAC” shall have the meaning set forth in Section 6.2.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indebtedness” shall mean, as of any time with respect to any Person, without duplication, (a) all Liabilities for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, (b) all Liabilities for the deferred purchase price of property, other than trade payables in the ordinary course outstanding for 90 days or less, (c) all Liabilities in respect of any lease of, or other arrangement conveying the right to use, real or personal property, or a combination thereof, which Liabilities are required to be classified and accounted for under US GAAP as capital leases, (d) all Liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (a), (b) or (c) above to the extent of the obligation secured, and all Liabilities as obligor, guarantor, or otherwise, to the extent of the obligation secured, (e) all guarantees of obligations of any other Person with respect to any of the foregoing and (f) any accrued and unpaid interest on any of the foregoing.

“Indemnified Parties” shall have the meaning set forth in Section 5.2(a).

“Indemnifying Party” shall have the meaning set forth in Section 5.2(a).

“Indemnity Notice” shall have the meaning set forth in Section 5.5.

“Information Technology” shall mean all computer systems, telecommunication systems, Software (and the tangible media on which it is stored) and hardware including source and object code, cabling, routers, switched, racks, servers, PCs, laptops, terminals, scanners, printers, all associated peripherals and all other information technology assets, including all documentation relating to the foregoing, (a) owned or used by any of the Group Companies or (b) licensed or leased to any of the Group Companies.

“Initial Budget” shall mean the initial budget of the Group as adopted by the Company on or prior to the Closing in the form agreed by TPG and the Seller Parties.

“Initial Business Plan” shall mean the initial business plan of the Group as adopted by the Company on or prior to the Closing in the form agreed by TPG and the Seller Parties.

“Intellectual Property” shall mean any and all (a) patents (including all reissues, divisionals, provisionals, continuations, continuations in part, re-examinations, renewals and extensions thereof), patent applications, and other patent rights, (b) trademarks, service marks, tradenames, brand names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with all goodwill associated with any of the foregoing and applications, registrations and renewals in connection therewith, (c) copyrights, mask works, and copyrightable works, and all applications, registrations for and renewals in connection therewith, (d) internet domain names, web addresses, web pages, websites and related content, accounts with Twitter, Facebook, Instagram, and other social media companies and the content found thereon and related thereto, and uniform resource locators, (e) proprietary Software, including source code, object code and supporting documentation for such Software, (f) trade secrets and proprietary information, including confidential business information, technical data, customer lists, data collections, methods and inventions (whether or not patentable and where or not reduced to practice), (g) copies and tangible embodiments of any of the foregoing, (h) all other intellectual property, whether or not registrable, in each case, under any Law or statutory provision or common law doctrine in any country, and (i) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“Investor Subscription Price” shall have the meaning set forth in Section 2.1(a).

“Investor Subscription Shares” shall have the meaning set forth in Section 2.1(a).

“Investor Subscription Range” shall mean any amount between US$1,400,000,000 and US$1,990,000,000.

“Investors” shall have the meaning set forth in the Preamble.

“Key Employees” shall mean the Persons named as key employees in the Restructuring Plan.

“Knowledge” of any Person shall mean the knowledge of such Person (and in the case of any Person which is not an individual, any of such Person’s directors or officers).

“Law” or “Laws” shall mean all applicable laws, regulations, rules and Orders of any Governmental Authority, securities exchange or other self-regulating body, including any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment. For the avoidance of doubt, with respect to the Principal Business, “Law” or “Laws” shall also include administrative/regulatory policies of any applicable Governmental Authority, securities exchange or other self-regulating body, as reflected in guidance received from such Governmental Authority in the form of notices, correspondences or written communication with such Governmental Authority from time to time, or otherwise reflected in their administrative or regulatory practice.

“Lead Investor” shall mean (a) TPG and (b) such Other Investor as selected by the Company which shall have (i) become a party to this Agreement pursuant to Section 2.1(a) on or prior to April 30, 2018, (ii) agreed to subscribe for Investor Subscription Shares for an aggregate Investor Subscription Price not less than US$300,000,000 at the Closing, upon the terms and subject to the conditions of this Agreement, (iii) been designated by Baidu HK as the Investor (other than TPG) that will provide to the Company after Closing certain strategic resources to the satisfaction of Baidu, and (iv) the right to appoint the Strategic Investor Director pursuant to the Shareholders Agreement on Closing.

“Leases” shall mean all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guarantees and other agreements with respect thereto, pursuant to which any Group Company or any Baidu Party holds any Leased Real Property.

“Liabilities” shall mean any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, and whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability).

“Licensed Intellectual Property” shall mean all Intellectual Property owned by any Person other than a Group Company and licensed or sublicensed to any Group Company, or any Baidu Party for use in the Principal Business, or for which any Group Company, or any Baidu Party for use in the Principal Business, has obtained a covenant not to be sued.

“Losses” shall have the meaning set forth in Section 5.2(a).

“Majority Series A Preferred Shareholders” shall have the meaning set forth in the Shareholders Agreement.

“Material Adverse Effect” shall mean any event, fact, circumstance or occurrence that, individually or in the aggregate, results in or would reasonably be expected to result in a material adverse change in or a material adverse effect on (a) the condition, assets, liabilities, results of operations or business of the Principal Business and the Group taken as a whole or (b) the ability of any of the Seller Parties or their respective Affiliates to consummate the Contemplated Transactions; provided, that in determining whether a Material Adverse Effect has occurred pursuant to clause (a) above, there shall be excluded any effect on the Principal Business or the Group to the extent relating to or arising in connection with (i) any action required to be taken pursuant to the terms and conditions of this Agreement or any other Transaction Documents or taken at the written direction of the Investors, or (ii) the announcement or consummation of the Contemplated Transactions.

“Open Source Software” shall mean any and all Software that (a) is distributed under an open source license, including (by way of example only) the GNU General Public License, GNU Lesser General Public License, Apache License, Mozilla Public License, BSD License, MIT License, any other license approved as an open source license by the Open Source Initiative, and any derivative of the foregoing licenses, or (b) is otherwise licensed under any terms or conditions that could require that any Software be (i) made available or distributed in source code form; (ii) licensed for the purpose of making derivative works; (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (iv) redistributable at no charge.

“Order” shall mean any order, ruling, decision, verdict, decree, writ, subpoena, mandate, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Ordinary Shares” shall mean the ordinary shares, par value US$0.0001 per share, in the share capital of the Company.

“Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Group Companies, or the Baidu Parties for use in the Principal Business.

“Parties” shall have the meaning set forth in the Preamble.

“Party” shall have the meaning set forth in the Preamble.

“Person” shall mean any natural person, firm, partnership, association, corporation, company, trust, public body or government or other entity of any kind or nature.

“PRC” shall mean the People’s Republic of China, but for purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“Principal Business” shall mean the business of providing, distributing, selling and issuing financial services and products and Internet financial services and products, including (without limitation) online and mobile payment services, lending services, consumer finance services, installment payment services and wealth management services and products, as such business is conducted by the Baidu Parties and the Group Companies.

“Relative” of a natural person means such Person’s spouse, parents, children and siblings, whether by blood, marriage or adoption.

“Restructuring” means the contribution of the Principal Business to the Group by the relevant Baidu Parties pursuant to and in accordance with the details set forth in the Restructuring Plan, and the other transactions expressly contemplated by the Restructuring Plan.

“Restructuring Documents” shall mean any agreements, documents or certificates delivered pursuant thereto or pursuant to the Restructuring, each in such form as agreed by TPG and the Seller Parties.

“Restructuring Plan” shall mean the Restructuring Plan in the form attached hereto as Exhibit C.

“SEC” shall mean the Securities and Exchange Commission of the United States of America.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Series A Preferred Shares” shall mean the Series A preferred shares, par value US$0.0001 per share, in the share capital of the Company.

“Shareholders Agreement” shall mean the Shareholders Agreement to be entered into by and among the Company, Baidu, Baidu HK and the Investors, in the form attached hereto as Exhibit B.

“Shares” shall mean, collectively, the Ordinary Shares and the Series A Preferred Shares.

“Software” shall mean any and all (a) computer programs, applications, systems and software, including any and all software implementations of algorithms, models and methodologies and any and all source code, object code, development and design tools, applets, compilers and assemblers, (b) databases and compilations, including any and all libraries and collections of data whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) technology supporting, and the contents and audiovisual displays of, any internet site(s), and (e) documentation and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing recorded.

“Strategic Investor Director” shall have the meaning set forth in the Shareholders Agreement.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, which is Controlled by such Person. For the avoidance of doubt, a “variable interest entity” Controlled by a Person shall be deemed to be a Subsidiary of such Person.

“Tax” shall mean any tax, duty, deduction, withholding, impost, levy, fee, assessment or charge of any nature whatsoever (including income, franchise, value added, sales, use, excise, stamp, customs, documentary, transfer, withholding, property, capital, employment, payroll, ad valorem, net worth or gross receipts taxes and any social security, unemployment or other mandatory contributions) imposed, levied, collected, withheld or assessed by any local, municipal, regional, urban, governmental, state, national or other Governmental Authority and any interest, addition to tax, penalty, surcharge or fine in connection therewith, including any obligations to indemnify or otherwise assume, bear or succeed to the liability of any other Person with respect to any of the foregoing items by virtue of any Laws or contractual arrangements.

“Tax Grant” shall mean any Tax exemption, Tax holiday or reduced Tax rate granted by a Taxing Authority with respect to the Company or any of its Subsidiaries that is not generally available to Persons without specific application therefor.

“Tax Return” shall mean any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated tax or information return or report) filed or required to be filed with any Taxing Authority by the Company or any Subsidiary.

“Threshold” shall have the meaning set forth in Section 5.3(a).

“Third Party Claim” shall have the meaning set forth in Section 5.3(a).

“Transaction Documents” shall mean, collectively, this Agreement, the Articles, the Shareholders Agreement, the Transition Services Agreement, the Restructuring Plan, the Framework Business Cooperation Agreement, the Director Indemnification Agreements, the Restructuring Documents, the Control Documents and any other agreements, documents or certificates delivered pursuant hereto or thereto.

“Transfer Tax” shall mean any transfer, documentary, sales, use, stamp, registration, value added or other similar Tax (including any penalties and interest).

“Transferred Employees” shall mean all employees of the Baidu Parties who are involved in the Principal Business and whose employment will be transferred to the Group Companies pursuant to the Restructuring.

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into by and among certain Group Companies and Baidu and/or its Affiliates, in the form attached hereto as Exhibit E.

“US GAAP” shall mean the Generally Accepted Accounting Principles of the United States of America.

“Wealth Management Asset” shall mean the underlying assets of the Wealth Management Products distributed, sold or issued by any of the Baidu Parties and the Group Companies.

“Wealth Management Business” shall mean the fund-raising activities in the manner of distributing, selling or issuing wealth management products of, among others, delegated entrustment plan (“定向委托计划”), delegated financing plan (“定向融资计划”), wealth management plan (“理财计划”), assets management plan (“资产管理计划”), or investment rights assignment (“收益权转让”), as carried out by any of the Baidu Parties and the Group Companies.

“Wealth Management Product” shall mean any wealth management product distributed, sold or issued by any Group Company or any Baidu Party in connection with the Wealth Management Business prior to the Closing (for the avoidance of doubt, including any such product distributed, sold or issued prior to the Closing but which remains outstanding after the Closing). Such Wealth Management Products shall be considered as outstanding as of a particular date as long as their underlying assets are not fully paid off as of such date.

Section 1.2 Interpretation. Unless the express context otherwise requires:

(a) the words “hereof,” “hereby,” “hereto,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c) any references herein to “US$” are to United States Dollars, and any references herein to “RMB” are to PRC Renminbi;

(d) any references herein to a specific Section, Schedule or Exhibit or to the Recitals or Preamble shall refer, respectively, to Sections, Schedules, Exhibits, Recitals or Preamble of this Agreement, unless otherwise specified;

(e) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;”

(f) references herein to any gender shall include each other gender as the context requires;

(g) the word “or” shall not be exclusive;

(h) references to “written” or “in writing” include in electronic form;

(i) the Parties have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption of burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any provision in this Agreement;

(j) reference to any Person includes such Person’s successors and permitted assigns;

(k) any reference to “days” shall mean calendar days unless Business Days are expressly specified;

(l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day;

(m) any reference to any Law shall be deemed to refer to the applicable Law in effect as of the date hereof (unless the applicable Law addressed matters as of an earlier date, in which case, applicable Law shall be deemed to mean the applicable Law in effect as of that date);

(n) any reference in this Agreement to any agreement or instrument (other than the Disclosure Schedule) is a reference to that agreement or instrument as amended, novated or supplemented; and

(o) if any amount in a certain currency is to be translated into an equivalent amount in another currency, such translation shall be done at the relevant daily spot rate of exchange reported by the People’s Bank of China which appears on the Reuters Screen “SAEC” Page at the end of the day on the second Business Day immediately prior to the date on which such amount is required to be paid.

ARTICLE II

SUBSCRIPTION AND PURCHASE

Section 2.1 Subscription and Purchase.

(a) Subscription of the Investor Subscription Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, each Investor shall subscribe for, and the Company shall issue and deliver to such Investor, such number of Series A Preferred Shares as set forth against its name in Schedule 1 hereto in the column entitled “Number of Series A Preferred Shares Subscribed for” (the “Investor Subscription Shares”), free and clear of all Encumbrances other than transfer restrictions imposed thereon by applicable securities Laws or similar Laws, for a subscription price set forth against its name in Schedule 1 hereto in the column entitled “Investor Subscription Price” (the “Investor Subscription Price”); provided, that from the date hereof until April 30, 2018, (i) the Company shall agree to issue and deliver Series A Preferred Shares to one or more Other Investors, (ii) each Other Investor shall execute and deliver to the other Parties a counterpart signature page to this Agreement as an “Other Investor”, and (iii) subject to Section 2.1(c), Schedule 1 hereto shall be deemed amended to add each Other Investor, the Investor Subscription Price for such Other Investor as agreed between the Company and such Other Investor (and notified to TPG in writing by the Company within the same day of such agreement) and the Investor Subscription Shares for such Other Investor (which shall be the quotient of (A) the Investor Subscription Price for such Other Investor divided by (B) the same price per Series A Preferred Share as TPG’s per share Investor Subscription Price); provided, further, that (x) the sum of the aggregate Investor Subscription Price for all Other Investors, plus the aggregate Investor Subscription Price for TPG shall be within the Investor Subscription Range, (y) at least one of the Other Investors shall be the other Lead Investor and shall have agreed to subscribe for Investor Subscription Shares for an aggregate Investor Subscription Price not less than US$300,000,000 at the Closing, upon the terms and subject to the conditions of this Agreement (the conditions set forth in sub-clauses (x) and (y) above, the “Additional Subscription Conditions”) and (z) in no event shall TPG’s Investor Subscription Price be deemed amended pursuant to this Section 2.1(a). The per share Investor Subscription Price shall be US$16.4502, as rounded, on the Base Case.

(b) Baidu Subscription. Upon the terms and subject to the conditions of this Agreement and the Framework Business Cooperation Agreement, at the Closing, Baidu HK shall subscribe for, and the Company shall issue and deliver to Baidu HK, such number of Ordinary Shares (the “Baidu Subscription Shares”), at a price per Ordinary Share of US$16.4502 (as rounded, on the Base Case) (being the same as the per share Investor Subscription Price), at an aggregate consideration valued at US$126,984,127. Each of Baidu and Baidu HK hereby, jointly and severally, acknowledges and agrees that in consideration of the Baidu Subscription Shares issued to Baidu HK by the Company, applicable Affiliates of the Company shall be deemed to have paid, and shall receive credit, for such US$126,984,127 in value of the services to be provided by applicable Affiliates of Baidu under the Framework Business Cooperation Agreement. The number of the Baidu Subscription Shares shall be 7,719,306, on the Base Case.

(c) Capitalization Table. The Parties agree that the Capitalization Table set forth in Exhibit F assumes the Investors will subscribe for Series A Preferred Shares for an aggregate Investor Subscription Price of US$1,825,396,825 (the “Base Case”). The subscription for the Investor Subscription Shares shall take place at a pre-money valuation of the Company of US$1,825,396,825, on the Base Case. In the event that the amount of aggregate Investor Subscription Price is different from the Base Case, the subscription for the Investor Subscription Shares shall take place at a pre-money valuation of the Company that equals to (i) US$2,857,142,857, minus (ii) the product of aggregate Investor Subscription Price for all the Investors multiplied by a fraction, (x) the numerator of which is 6.5, and (y) the denominator of which is 11.5. The aggregate number of outstanding Ordinary Shares of the Company on a fully diluted basis immediately prior to the Closing (after taking into account the Ordinary Shares reserved for issuance pursuant to the ESOP as contemplated under this Agreement) is 110,965,024, on the Base Case. In the event that the assumption in the first sentence of this Section 2.1(c) shall vary (but in any event within the parameters set forth in this Agreement), the share numbers and percentages in the Capitalization Table, and used in this Agreement as derived from the Capitalization Table on the Base Case, shall be appropriately adjusted or re-calculated to reflect such variation pursuant to the formulas incorporated in the Capitalization Table. For the avoidance of doubt, in no event shall the Investor Subscription Price for TPG (as set forth in Schedule 1) or the Investor Subscription Range be varied, or the aggregate Investor Subscription Price paid by the Investors be over the top end of the Investor Subscription Range.

Section 2.2 Escrow; Letter of Credit; Closing.

(a) Subject to Section 2.2(b), on the later of (i) any date within five (5) Business Days after April 30, 2018, or (ii) the execution and delivery of the Escrow Agreement by the applicable Escrow Agent, pursuant to the applicable Escrow Agreement, each Investor shall pay or cause to be paid to a non-interest bearing bank account, designated in writing by the Escrow Agent to such Investor, an amount (with respect to such Investor, the “Escrow Amount”) equal to (x) the Investor Subscription Price as applicable to such Investor, multiplied by (y) such Investor’s Escrow Percentage, in US$ by wire transfer of immediately available funds, such payment obligation to be satisfied by delivery of evidence of an irrevocable payment instruction by such Investor to the Company. Each Investor’s Escrow Amount shall be used to reduce such Investor’s Investor Subscription Price, be returned to such Investor, or be forfeited by such Investor to the Company, as the case may be, in accordance with this Agreement (including, without limitation, Section 2.3(a) and Section 6.11(c)) and pursuant to the Escrow Agreement.

(b) The Seller Parties agree that, at the sole discretion of TPG, as an alternative to the payment of the Escrow Amount pursuant to Section 2.2(a), TPG shall have the right to provide to the Company a standby letter of credit or bank guarantee (the “Letter of Credit”) in the face amount equal to its Escrow Amount, for the benefit of the Company, which may be drawn by the Company in accordance with the terms thereof in the event that the Escrow Amount would have been forfeited by TPG to the Company pursuant to Section 6.11(c) if TPG had paid the Escrow Amount pursuant to Section 2.2(a).

(c) The closing of transactions contemplated in Section 2.1 (collectively, the “Closing”) shall take place electronically on the twelfth (12th) Business Day following the satisfaction or waiver of the conditions set forth in Section 2.4(a) (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time and place as the Seller Parties and the applicable Investor(s) may agree in writing with respect to such Investor(s). The consummation of the transactions contemplated in Section 2.1(b) shall not be conditioned on the conditions set forth in Section 2.4, but shall be conditioned on and be held substantially concurrently with the consummation of the transactions contemplated in Section 2.1(a).

Section 2.3 Payment and Delivery.

(a) At the Closing:

(i) each Investor shall pay and deliver, or cause to be paid and delivered, (1) to the Company an amount equal to the Investor Subscription Price less the Escrow Amount paid by such Investor, or if applicable in the case of TPG, provided through the Letter of Credit, pursuant to Section 2.2, in US$ by wire transfer of immediately available funds, to such bank account designated in writing by the Company to such Investor no later than five (5) Business Days prior to the Closing Date, such payment obligation to be satisfied by delivery of evidence of an irrevocable payment instruction by such Investor to the Company on the Closing Date;

(ii) the Company shall deliver to each Investor (A) a certified true copy of the register of members of the Company evidencing (x) such Investor as the holder of the Investor Subscription Shares and (y) the capitalization of the Company as of immediately after the Closing and completion of the transactions contemplated by Sections 2.1, and (B) a certified true copy of the register of directors of the Company evidencing the appointment of the directors appointed by the applicable Investor to the Board pursuant to the Shareholders Agreement; and

(iii) the Company shall deliver to Baidu HK (A) a certified true copy of the register of members of the Company evidencing (x) Baidu HK as the holder of the Baidu Subscription Shares and (y) the capitalization of the Company as of immediately after the Closing and completion of the transactions contemplated by Sections 2.1, and (B) a certified true copy of the register of directors of the Company evidencing the appointment of the directors appointed by Baidu HK to the Board pursuant to the Shareholders Agreement.

(b) Share Certificates. Within ten (10) Business Days after the Closing Date, the Company shall deliver one or more duly executed share certificates (i) to each Investor in respect of the Investor Subscription Shares issued to such Investor, and (ii) to Baidu HK in respect of the Baidu Subscription Shares. Each of the share certificates in respect of any of the Investor Subscription Shares, and the Ordinary Shares owned by Baidu HK at the Closing (including the Baidu Subscription Shares) will be endorsed with the following legend:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (B) AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE APPLICABLE SHAREHOLDERS AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON REQUEST TO THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.

Section 2.4 Conditions.

(a) Conditions to Each Investor’s Obligations to Effect the Closing. The obligation of each Investor to consummate the transactions contemplated by Section 2.1 is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by any Investor (for purposes of the Closing with respect of such Investor) in its sole discretion:

(i) (A) The Fundamental Representations shall have been true and accurate in all respects and (B) the representations and warranties of Baidu and Baidu HK contained in Section 3.1 and the representations and warranties of the Company contained in Section 3.2 (in each case, other than the Fundamental Representations) shall have been true and accurate in all respects (in the case of any such representation or warranty containing any materiality or Material Adverse Effect qualifier) or in all material respects (in the case of any such representation or warranty without any materiality or Material Adverse Effect qualifier), in the case of sub-clauses (A) and (B) above, as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date).

(ii) The Seller Parties shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement and the other Transaction Documents that are required to be performed or complied with on or before the Closing Date.

(iii) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the Contemplated Transactions, or imposes any damages or penalties in connection with the Contemplated Transactions; and no Action shall have been instituted or threatened by any Governmental Authority or any third party that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the Contemplated Transactions, or imposes any damages or penalties in connection with the consummation of the Contemplated Transactions.

(iv) The Baidu Parties and the Group Companies shall have obtained any and all Authorizations necessary for the issuance by the Company of the Investor Subscription Shares to such Investor and the entry by any Baidu Party or any Group Company into the Transaction Documents to which it is a party and the performance by it of its obligations contemplated thereby, all of which shall be in full force and effect.

(v) The Baidu Restructuring Cash shall have been invested.

(vi) The Payment Business License (《支付业务许可证》) possessed by Beijing Baifubao Technology Co., Ltd. (北京百付宝科技有限公司, “Baifubao”) (the expiration date of which is July 5, 2018) shall have been duly renewed with the competent Governmental Authorities.

(vii) No event, development or circumstances shall have occurred or come to exist which, individually or in the aggregate, has resulted in a Material Adverse Effect.

(viii) The portion of the Restructuring to be completed prior to the Closing pursuant to, and the obligations of each of the Baidu Parties and the Group Companies to be performed prior to the Closing under, the Restructuring Plan shall have been completed in accordance with the Restructuring Plan to the reasonable satisfaction of TPG.

(ix) Baidu and the Company shall have delivered to such Investor a duly executed certificate, dated the Closing Date, certifying that the conditions set forth in Section 2.4(a)(i), Section 2.4(a)(ii), Section 2.4(a)(iii), Section 2.4(a)(iv), Section 2.4(a)(v), Section 2.4(a)(vi), Section 2.4(a)(vii), Section 2.4(a)(viii), Section 2.4(a)(xiii), Section 2.4(a)(xv), Section 2.4(a)(xvi), Section 2.4(a)(xvii) and Section 2.4(a)(xviii) have been satisfied.

(x) Baidu or the Company shall have delivered to such Investor a copy of each of the Shareholders Agreement and the Director Indemnification Agreements, duly executed by all of the parties thereto other than the Investors and the director appointed by the applicable Investor to the Board pursuant to the Shareholders Agreement.

(xi) Baidu or the Company shall have delivered to such Investor a copy of each of the Framework Business Cooperation Agreement and the Transition Services Agreement, duly executed by all of the parties thereto.

(xii) Baidu or the Company shall have delivered to such Investor legal opinions issued to the Investors by the Company’s Cayman Islands and PRC legal counsels, dated the Closing Date, relating to the Contemplated Transactions and including those items set forth on Exhibit G.

(xiii) (A) The Articles shall have been duly adopted by the Company and shall remain in full force and effect, (B) the Initial Budget and the Initial Business Plan shall have been adopted by the Company, and (C) the ESOP shall have been adopted by the Company and shall remain in full force and effect.

(xiv) TPG shall have appointed two directors to the Board and the other Lead Investor shall have appointed the Strategic Investor Director to the Board pursuant to the Shareholders Agreement.

(xv) The Board and the shareholders of the Company shall have adopted resolutions approving the Contemplated Transactions.

(xvi) Other than the matters set forth on Section 2.4(a)(xvi) of the Disclosure Schedule, all Permits required for the operation of the Principal Business shall be in possession of the Group and such Permits shall be valid and in full force and effect.

(xvii) Each Transferred Employee contemplated under the Restructuring Documents to be transferred to the Group Companies prior to the Closing shall have duly transferred pursuant to and in accordance with the Restructuring Documents, and each Key Employee shall be employed by a Group Company.

(xviii) All notices, consents or approvals in connection with the matters set forth on Section 2.4(a)(xviii) of the Disclosure Schedule shall have been delivered or obtained, as applicable.

(xix) All Contemplated Transactions under Sections 2.1(a) and 2.1(b) shall occur concurrently at the Closing.

(b) Conditions to Baidu’s, Baidu HK’s and the Company’s Obligations to Effect the Closing. The obligation of Baidu, Baidu HK and the Company to consummate the transactions contemplated by Section 2.1 with any Investor is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived in writing by Baidu, Baidu HK or the Company in its sole discretion:

(i) The representations and warranties of such Investor contained in Section 3.3 shall have been true and accurate in all respects (in the case of any such representation or warranty containing any materiality qualification) or in all material respects (in the case of any such representation or warranty without any materiality qualification) as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date).

(ii) Such Investor shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement and the other Transaction Documents that are required to be performed or complied with on or before the Closing Date.

(iii) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the Contemplated Transactions, or imposes any damages or penalties in connection with the Contemplated Transactions; and no Action shall have been instituted or threatened by any Governmental Authority or any third party that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the Contemplated Transactions, or imposes any damages or penalties in connection with the consummation of the Contemplated Transactions.

(iv) Such Investor shall have delivered to the Company a copy of each of the Shareholders Agreement and the Director Indemnification Agreement (if applicable) in respect of the director nominated by the Investors to the Board, duly executed by such Investor or such director (as the case may be).

Section 2.5 Closing Date Payment Adjustment.

(a) For purposes of this Agreement:

(i) “Closing Net Assets Attributable to Shareholders of Parent” means the consolidated total assets, minus the consolidated total liabilities, and minus the noncontrolling interests of the Principal Business, as determined as of 12:01 a.m. (Hong Kong time) on the Closing Date and shown on the Closing Balance Sheet, for the avoidance of doubt disregarding the Baidu Restructuring Cash or any Investment Subscription Price.

(ii) “Post-Closing Adjustment Amount” means an amount, which may be a positive or a negative number, equal to the Final Closing Net Assets Attributable to Shareholders of Parent minus the Target Net Assets Attributable to Shareholders of Parent.

(iii) “Target Net Assets Attributable to Shareholders of Parent” means the USD equivalent of RMB9,000,000,000.

(iv) For purposes of this Section 2.5, to the extent any portion of the Restructuring is not completed prior to the Closing, pro forma adjustments shall be made to the extent required on the same basis as if such portion of the Restructuring were effective at the Closing Date.

(b) Closing Statement. As soon as practicable, but not later than ten (10) days following the Closing Date, PricewaterhouseCoopers, or another “Big Four” firm of independent certified public accountants mutually agreed upon by the Lead Investors, shall be engaged for the preparation and delivery, within fifty (50) days from the date of its engagement, to each Investor and the Seller Parties a statement (the “Closing Statement”) consisting of (i) an audited consolidated balance sheet of the Principal Business as determined as of 12:01 a.m. (Hong Kong time) on the Closing Date and reasonable supporting documentation therefor, together with a report of such independent certified public accountant thereon, (the “Closing Balance Sheet”), and (ii) a statement setting forth the Closing Net Assets Attributable to Shareholders of Parent. The Closing Statement (and each component thereof) shall be prepared in accordance with the definitions in this Agreement and US GAAP applied on a basis consistent with those used in the preparation of the Financial Statements, except that the following shall be adopted in the preparation of the Closing Statement: Accounting Standards Update 2016-13, Financial Instruments—Credit Losses (Topic 326) issued by the Financial Accounting Standards Board on June 16, 2016.

(c) Dispute Notice. The Closing Statement shall become final, binding and conclusive upon each Investor and the Seller Parties on the thirtieth (30th) day following the Investor’s receipt of the Closing Statement, unless on or prior to such thirtieth day any Seller Party delivers to the Company and each Lead Investor a written notice (a “Dispute Notice”) specifying in reasonable detail each item that such Seller Party disputes (each, a “Disputed Item”), and to the extent such Seller Party is reasonably able to so specify, the amount in dispute for each Disputed Item (it being understood that such Seller Party shall be deemed to have agreed to all other items and amounts in the Closing Statement as to which such Seller Party did not dispute).

(d) Resolution Period. If the Company and the Lead Investors receive a Dispute Notice, then the Seller Parties and the Lead Investors shall seek in good faith to resolve the Disputed Items within the fifteen (15) days from the date the Company and each Lead Investor receive the Dispute Notice (the “Resolution Period”). If the Seller Parties and the Lead Investors reach agreement with respect to any Disputed Items, the Closing Statement shall be deemed to be revised to reflect such agreement.

(e) Independent Accountant. If the Seller Parties and the Lead Investors are unable to resolve all of the Disputed Items during the Resolution Period, then the Seller Parties and the Lead Investors shall jointly engage and submit the unresolved Disputed Items (the “Unresolved Items”) to a partner in the Hong Kong office of an internationally recognized independent public accounting firm (other than independent certified public accounting firm that prepared the Closing Statement pursuant to Section 2.5(b)) appointed by mutual agreement of the Seller Parties and the Lead Investors (the “Independent Accountant”); provided that, if Seller Parties and the Lead Investors do not appoint an Independent Accountant within ten (10) days after the end of the Resolution Period, they shall request the HKIAC to appoint as the Independent Accountant a partner in the Hong Kong office of an internationally recognized independent public accounting firm that has not had a material relationship with the Seller Parties, the Lead Investors, or any of their respective Affiliates within the preceding two years, and such appointment shall be final, binding and conclusive on the Seller Parties and the Lead Investors. The Independent Accountant shall act as an arbitrator to determine, based solely on presentations by the Seller Parties and the Lead Investors and not by independent review, only the Unresolved Items still in dispute and shall be limited to those adjustments, if any, required to be made for the Closing Statement to comply with the provisions of this Agreement. The parties shall agree, promptly after the Independent Accountant has been appointed, on procedures governing the resolution of any dispute by the Independent Accountant; provided that if the parties fail to agree on such procedures, the dispute resolution procedures of the HKIAC shall govern. The Seller Parties and the Lead Investors shall use their reasonable best efforts to cause the Independent Accountant to issue its written determination regarding the Unresolved Items within thirty (30) days after such items are submitted for review. The Independent Accountant shall make a determination with respect to the Unresolved Items only and in a manner consistent with this Section 2.5, the definitions in this Agreement and US GAAP applied on a basis consistent with those used in the preparation of the Financial Statements, but in all instances in accordance with US GAAP (except that the following shall be adopted in the preparation of the Closing Statement: Accounting Standards Update 2016-13, Financial Instruments—Credit Losses (Topic 326) issued by the Financial Accounting Standards Board on June 16, 2016), and in no event shall the Independent Accountant’s determination of the Unresolved Items be for an amount that is outside the range of the Seller Parties’ and the Lead Investors’ disagreement. Each Party shall use its reasonable best efforts to furnish to the Independent Accountant such work papers and other documents and information pertaining to the Unresolved Items as the Independent Accountant may reasonably request. The determination of the Independent Accountant shall be final, binding and conclusive upon the Seller Parties and the Investors, absent manifest error, and the Closing Statement shall be deemed to be revised to reflect such determination upon receipt thereof. The fees, expenses and costs of the Independent Accountant shall be borne equally by Baidu (on the one hand) and the Investors (on the other hand, and as among the Investors, on a pro rata basis according to their respective number of Investor Subscription Shares).

(f) Access to Information. Each Party shall use its reasonable best efforts to provide promptly to the other Parties all information and reasonable access to service providers and accountants as such other Parties shall reasonably request in connection with preparation and review of the Closing Statement or the Dispute Notice, as the case may be, including all work papers of the accountants who audited, compiled or reviewed such statements or notices (subject to a party and its representatives executing a customary non-reliance agreement if required by the other party’s accountants in connection herewith), and shall otherwise cooperate in good faith with such other party to arrive at a final determination of the Closing Statement.

(g) Final Closing Net Assets Attributable to Shareholders of Parent. The Closing Net Assets Attributable to Shareholders of Parent as finally determined pursuant to this Section 2.5 shall be deemed the “Final Closing Net Assets Attributable to Shareholders of Parent.”

(h) Adjustment Amount. If and only if the Post-Closing Adjustment Amount is a negative amount, then Baidu and Baidu HK hereby, jointly and severally, undertakes that it shall, within three (3) business days after the determination of the Final Closing Net Assets Attributable to Shareholders of Parent, pay or cause to be paid an amount equal to the Post-Closing Adjustment Amount to the Company, in cash by wire transfer of immediately available funds account designated by the Company in writing or in any other manner as agreed by the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Baidu and Baidu HK. Subject to Section 6.1, each of Baidu and Baidu HK hereby, jointly and severally, represents and warrants to each Investor the following as of the date hereof and as of the Closing Date, and, with respect to Section 3.1(g)(ii) and Section 3.1(h), as of the date hereof, the Closing Date and the date on which the Restructuring is completed:

(a) Authority. Each Baidu Party has full power and authority to enter into, execute and deliver each Transaction Document to which it is or will be a party and to perform its obligations thereunder. The execution and delivery by each Baidu Party of each Transaction Document to which it is or will be a party and the performance by it of its obligations thereunder have been duly authorized by all requisite actions on its part.

(b) Valid Agreement. Each Transaction Document to which any Baidu Party is or will be a party has been or will be duly executed and delivered by such Baidu Party and constitutes, or when executed and delivered in accordance herewith will constitute, the legal, valid and binding obligations of such Baidu Party, enforceable against such Baidu Party in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c) Non-Contravention; Litigation. Neither the execution and delivery of each Transaction Document to which any Baidu Party is or will be a party nor the consummation of any of the Contemplated Transactions will (i) violate any provision of the organizational documents of such Baidu Party or violate any Law or Order to which such Baidu Party is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an Encumbrance under or create in any party the right to accelerate, terminate, modify or cancel any Contract to which such Baidu Party is a party, by which such Baidu Party is bound or to which any of such Baidu Party’s assets are subject. There is no action, suit, litigation, arbitration, investigation, claim or proceeding (an “Action”) pending or, to the Knowledge of the Baidu Parties, threatened in writing against any Baidu Party that (A) questions the validity of this Agreement or the right of any Baidu Party to enter into each Transaction Document to which it is or will be a party or to consummate the Contemplated Transactions or (B) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Consents and Approvals. None of the execution and delivery of each Transaction Document to which any Baidu Party is or will be a party, the consummation of any of the Contemplated Transactions nor the performance by any Baidu Party of each Transaction Document to which such Baidu Party is or will be a party in accordance with its terms requires any consent, approval, order, license or authorization of, registration, certificate, declaration or filing with or notice to any Governmental Authority or any other Person (each, an “Authorization”), except for those Authorizations expressly set forth in the Transaction Documents.

(e) Compliance with Laws. None of the Baidu Parties has been in violation in any material respect of any applicable Law or Order applicable in relation to its operation of the Principal Business since its establishment.

(f) Anti-bribery, Anti-corruption, Anti-money Laundering and Sanctions.

(i) Anti-bribery and Anti-corruption. Each of the Baidu Parties and, to the Knowledge of the Baidu Parties, their Affiliates and their respective directors, officers, managers, employees, independent contractors, representatives, agents and other Persons acting on their behalf (collectively, “Representatives”) are and have been in compliance with all applicable Laws relating to anti-bribery, anti-corruption, record keeping and internal control laws (collectively, the “ABAC Laws”) in connection with the Principal Business. Without limiting the foregoing, in connection with the Principal Business, neither any Baidu Party nor, to the Knowledge of the Baidu Parties, any of its Representatives has, directly or indirectly, offered, authorized, promised, condoned, participated in, consummated, or received notice of any allegation or request for information of, or has information that would lead a reasonable person to believe there is a high likelihood of, (1) the making of any gift or payment of anything of value to any public official by any Person to obtain any improper advantage, affect or influence any act or decision of any such public official, or assist any Baidu Party in obtaining or retaining business for, or with, or directing business to, any Person; (2) the taking of any action by any Person which (A) would violate the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), if taken by an entity subject to the FCPA, (B) would violate the U.K. Bribery Act, if taken by an entity subject to the U.K. Bribery Act, or (C) could reasonably be expected to constitute a violation of any applicable ABAC Law; (3) the making of any false or fictitious entries in the books or records of any Baidu Party by any Person; or (4) the using of any assets of any Baidu Party for the establishment of any unlawful or unrecorded fund of monies or other assets, or the making of any unlawful or undisclosed payment. The Baidu Parties have established reasonable internal controls and procedures intended to ensure compliance with the Laws in connection with the Principal Business.

(ii) Sanctions. None of the Baidu Parties or, to the Knowledge of the Baidu Parties, any of their respective Representatives, is owned or Controlled by a Person that is targeted by or the subject of any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”), or by the U.S. Department of State, or any sanctions imposed by the European Union (including under Council Regulation (EC) No. 194/2008), the United Nations Security Council, Her Majesty’s Treasury or any other relevant Governmental Authority or has engaged in any activities that would be in violation of the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, as amended or the Iran Sanctions Act, as amended, or sanctions and measures imposed by the United Nations or any other relevant Governmental Authority (collectively, the “Sanctions Laws”). None of the Baidu Parties or, to the Knowledge of the Baidu Parties, any of their respective Representatives, has been investigated or is being investigated or is subject to a pending or, to the Knowledge of the Baidu Parties, threatened investigation in relation to any Sanctions Laws by any law enforcement, regulatory or other Governmental Authority or any customer or supplier, or has admitted to, or been found by a court in any jurisdiction to have engaged in any violation of any Sanctions Laws or been debarred from bidding for any contract or business, and to the Knowledge of the Baidu Parties, there are no circumstances which are likely to give rise to any such investigation, admission, finding or disbarment.

(iii) Anti-Money Laundering. The operations of the Baidu Parties in connection with the Principal Business are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, to the extent applicable, the applicable anti-money laundering statutes of all jurisdictions where the Baidu Parties conduct business, the rule and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”). The Baidu Parties have instituted, maintain and enforce policies and procedures designed to ensure compliance with Anti-Money Laundering Laws in connection with the Principal Business. For the past five years, in connection with the Principal Business, none of the Baidu Parties have been penalized for or threatened to be charged with, or given notice of any violation of, or, to the Knowledge of the Baidu Parties, under investigation with respect to, any Anti-Money Laundering Laws, and no Action by or before any court, Governmental Authority or any arbitrator involving any of the Baidu Parties with respect to Anti-Money Laundering Laws is pending or threatened.

(g) Principal Business; Contributed Assets.

(i) Ordinary Course. The Principal Business has been carried on in the ordinary course and is a going concern. There is no existing fact or circumstance that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Principal Business.

(ii) Sufficiency of Assets; Contributed Assets. The assets, properties and rights owned or leased by the Group Companies and the other Contributed Assets constitute all of the assets, properties and rights (tangible and intangible) that are necessary for the conduct of the Principal Business as conducted as of the date hereof. As of the date hereof, the relevant Baidu Parties and the Group Companies have good and marketable title in and to, or a valid leasehold interest in, each of the Contributed Assets, free and clear of all Encumbrances other than the Encumbrances expressly provided for in the Transaction Documents. Upon the completion of the Restructuring, the Group Companies will have good and marketable title in and to, or a valid leasehold interest in, each of the Contributed Assets, free and clear of all Encumbrances other than the Encumbrances expressly provided for in the Transaction Documents.

(iii) The Contributed Assets have been maintained in accordance with prudent practice in all material respects and in compliance with Laws in all material respects.

(h) Restructuring Documents. Each Restructuring Document to which any Baidu Party is or will be a party will, upon execution, constitute the legal, valid and binding obligation of each party thereto, enforceable against such party in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The execution, delivery and performance of, and compliance with, the Restructuring Documents by the parties thereto will not result in any violation, breach or default, with or without the passage of time or the giving of notice or both, of any organizational document of any Baidu Party, any Contract to which any Baidu Party is a party or by which any Baidu Party is bound or any Law or Order to which any Baidu Party is subject.

(i) Finders’ Fees. Except for Huatai Securities whose fees and expenses will be paid by Baidu and the Company pursuant to the Restructuring Documents and will not be paid by any Investor, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Baidu Party or any Group Company who might be entitled to any fee or commission in connection with the Contemplated Transactions.

Section 3.2 Representations and Warranties of the Company. Subject to Section 6.1, the Company hereby represents and warrants to each Investor the following as of the date hereof and as of the Closing Date, and, with respect to Section 3.2(n)(ii), as of the date hereof, the Closing Date and the date on which the Restructuring is completed:

(a) Due Formation. Each Group Company is duly formed, validly existing and in good standing in its jurisdiction of organization and has all requisite power and authority to carry on its business as it is currently being conducted. The organizational documents, each as amended to date, of each Group Company are in full force and effect. No Group Company is in violation of any of the provisions of its organizational documents in any material respect.

(b) Authority. Each Group Company has full power and authority to enter into, execute and deliver each Transaction Document to which it is or will be a party and to perform its obligations thereunder. The execution and delivery by each Group Company of each Transaction Document to which it is or will be a party and the performance by such Group Company of its obligations thereunder have been duly authorized by all requisite actions on its part.

(c) Valid Agreement. Each Transaction Document to which any Group Company is or will be a party has been or will be duly executed and delivered by such Group Company and constitutes, or when executed and delivered in accordance herewith will constitute, the legal, valid and binding obligations of such Group Company, enforceable against it in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(d) Capitalization.

(i) As of the date hereof, the authorized share capital of the Company is US$50,000 divided into a total of 500,000,000 Ordinary Shares, 10,000 of which are issued and outstanding. Immediately prior to the Closing, the authorized share capital of the Company is US$50,000 divided into, on the Base Case, a total of 389,034,977 Ordinary Shares , 84,333,418 of which will be issued and outstanding, and 110,965,023 Series A Preferred Shares, none of which are issued and outstanding. The Capitalization Table accurately describes the capitalization of each Group Company on a fully diluted basis as of the date hereof, immediately prior to the Closing and immediately following the Closing, in each case reflecting all the then outstanding Equity Securities in such Group Company and the record and beneficial holders thereof, and the name and jurisdiction of organization of each Group Company. All of the outstanding Equity Securities in each Group Company are duly authorized, validly issued, fully paid and non-assessable, free and clear of all Encumbrances.

(ii) Except for certain rights provided in or contemplated by the Transaction Documents (including relevant Control Documents) and provided under applicable Laws and the outstanding Equity Securities set forth in the Capitalization Table, (1) there are no outstanding Equity Securities in any Group Company, (2) no Equity Securities in any Group Company are subject to any preemptive rights, rights of first refusal or first offer or other rights to purchase such Equity Securities or any other rights with respect to such Equity Securities, (3) no Group Company is a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to any Equity Securities in such Group Company, (4) there are no obligations, contingent or otherwise, of any Group Company to issue, repurchase, redeem or otherwise acquire any Equity Securities, and (5) there are no dividends which have accrued or been declared but are unpaid by any Group Company.

(iii) Section 3.2(d)(iii) of the Disclosure Schedule sets forth (1) the name of each Person in which the Company holds, directly or indirectly, a minority interest in such Person’s Equity Securities (each, a “Joint Venture Affiliate”), (2) a description of the interests in each such Joint Venture Affiliate and (3) the name of each immediate owner of any such interest and its percentage interest. The interest of the Company in each Joint Venture Affiliate is owned by the Company, directly or indirectly, free and clear of all Encumbrances.

(e) Due Issuance and Delivery. The Investor Subscription Shares have been duly authorized and, when issued and delivered to and paid for by the applicable Investor pursuant to this Agreement, will be validly issued, fully paid and non-assessable, free and clear of all Encumbrances (except for restrictions arising under the Securities Act or created by virtue of the Transaction Documents). Upon delivery and entry into the register of members of the Company of the Investor Subscription Shares, such Investor shall have good and valid title to the Investor Subscription Shares, free and clear of all Encumbrances (except for restrictions arising under the Securities Act or created by virtue of the Transaction Documents). The Ordinary Shares issuable upon conversion of the Investor Subscription Shares will be reserved for issuance at and after the Closing and, upon issuance in accordance with the terms of the Articles, will be duly and validly issued, fully paid and non-assessable, free and clear of all Encumbrances (except for restrictions arising under the Securities Act or created by virtue of the Transaction Documents).

(f) Non-Contravention. Neither the execution and delivery of each Transaction Document to which any Group Company is or will be a party nor the consummation of any of the Contemplated Transactions will (i) violate any provision of the organizational documents of any Group Company or violate any Law or Order to which any Group Company is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an Encumbrance under or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any Group Company is a party, by which any Group Company or the Principal Business is bound or to which any assets of any Group Company or the Principal Business are subject.

(g) Litigation. There is no Action pending or threatened in writing against any Group Company or affecting the Principal Business that (A) questions the validity of this Agreement or the right of any Group Company to enter into each Transaction Document to which it is or will be a party or to consummate the Contemplated Transactions, or (B) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h) Consents and Approvals. None of the execution and delivery of each Transaction Document to which any Group Company is or will be a party, the consummation of any of the Contemplated Transactions nor the performance by any Group Company of each Transaction Document to which such Group Company is or will be a party in accordance with its terms requires any Authorization, except for those Authorizations expressly set forth in the Transaction Documents.

(i) Compliance with Laws. None of the Group Companies or any Baidu Party in relation to the Principal Business, has been in violation in any material respect with any Law or Order applicable to it since its establishment.

(j) Permits. Each of the Group Companies and the Baidu Parties in relation to the Principal Business is in possession of all material licenses, franchises, permits, certificates, approvals or other similar authorizations of any Governmental Authority necessary (i) to carry on and operate the Principal Business, and (ii) to own, lease, operate and use the Contributed Assets (collectively, the “Permits”) and such Permits are valid and in full force and effect. On the Closing Date, the Group Companies shall be in possession of all Permits. None of the Group Companies and the Baidu Parties is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any of the Permits and none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the Contemplated Transactions. None of the Group Companies and the Baidu Parties is party to any Action seeking the revocation, suspension, termination, adverse modification or impairment of any Permit.

(k) Anti-bribery, Anti-corruption, Anti-money Laundering and Sanctions.

(i) Anti-bribery and Anti-corruption. Each of the Group Companies and, to the Knowledge of the Group Companies, their Affiliates and their respective Representatives are and have been in compliance with all applicable laws relating to anti-bribery, anti-corruption, record keeping and internal control laws (collectively, the “ABAC Laws”) in connection with the Principal Business. Without limiting the foregoing, in connection with the Principal Business, neither any Group Company nor, to the Knowledge of the Group Companies, any of its Representatives has, directly or indirectly, offered, authorized, promised, condoned, participated in, consummated, or received notice of any allegation or request for information of, or has information that would lead a reasonable person to believe there is a high likelihood of, (1) the making of any gift or payment of anything of value to any public official by any Person to obtain any improper advantage, affect or influence any act or decision of any such public official, or assist any Group Company in obtaining or retaining business for, or with, or directing business to, any Person; (2) the taking of any action by any Person which (A) would violate the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), if taken by an entity subject to the FCPA, (B) would violate the U.K. Bribery Act, if taken by an entity subject to the U.K. Bribery Act, or (C) could reasonably be expected to constitute a violation of any applicable ABAC Law; (3) the making of any false or fictitious entries in the books or records of any Group Company by any Person; or (4) the using of any assets of any Group Company for the establishment of any unlawful or unrecorded fund of monies or other assets, or the making of any unlawful or undisclosed payment. The Group Companies have established reasonable internal controls and procedures intended to ensure compliance with the Laws in connection with the Principal Business.

(ii) Sanctions. None of the Group Companies or, to the Knowledge of the Group Companies, any of their respective Representatives, is owned or Controlled by a Person that is targeted by or the subject of any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”), or by the U.S. Department of State, or any sanctions imposed by the European Union (including under Council Regulation (EC) No. 194/2008), the United Nations Security Council, Her Majesty’s Treasury or any other relevant Governmental Authority or has engaged in any activities that would be in violation of the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, as amended or the Iran Sanctions Act, as amended, or sanctions and measures imposed by the United Nations or any other relevant Governmental Authority (collectively, the “Sanctions Laws”). None of the Group Companies or, to the Knowledge of the Group Companies, any of their respective Representatives, has been investigated or is being investigated or is subject to a pending or, to the Knowledge of the Group Companies, threatened investigation in relation to any Sanctions Laws by any law enforcement, regulatory or other Governmental Authority or any customer or supplier, or has admitted to, or been found by a court in any jurisdiction to have engaged in any violation of any Sanctions Laws or been debarred from bidding for any contract or business, and to the Knowledge of the Group Companies, there are no circumstances which are likely to give rise to any such investigation, admission, finding or disbarment.

(iii) Anti-Money Laundering. The operations of the Group Companies in connection with the Principal Business are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, to the extent applicable, the applicable anti-money laundering statutes of all jurisdictions where the Group Companies conduct business, the rule and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”). The Group Companies have instituted, maintain and enforce policies and procedures designed to ensure compliance with Anti-Money Laundering Laws in connection with the Principal Business. For the past five years, in connection with the Principal Business, none of the Group Companies have been penalized for or threatened to be charged with, or given notice of any violation of, or, to the Knowledge of the Group Companies, under investigation with respect to, any Anti-Money Laundering Laws, and no Action by or before any court, Governmental Authority or any arbitrator involving any of the Group Companies with respect to Anti-Money Laundering Laws is pending or threatened.

(l) Financial Statements; No Undisclosed Liabilities; Intercompany Accounts.

(i) The Company have made available to the Investors the unaudited pro forma consolidated balance sheet as of December 31, 2017 (the “Balance Sheet Date”) and the related unaudited pro forma consolidated income statement for the year ended December 31, 2017 of the Principal Business (collectively, the “Financial Statements”). The Financial Statements present a true and fair view of, in conformity with the US GAAP applied on a consistent basis, the consolidated financial position of the Principal Business as of the date thereof and their consolidated results of operations for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). The Financial Statements do not reflect the assets, liabilities or operations of any entity or business other than the Principal Business and the Group Companies. The Group Companies have prepared and maintained their financial accounts, based on which the Financial Statements have been prepared, on a consistent basis in accordance with applicable Laws and applicable accounting standards and principles. The Group Companies’ accounting records are in the Group Companies’ possession or under their control and have been maintained in all material respects in accordance with applicable Laws.

(ii) Neither the Group Companies nor the Principal Business has any Liabilities, except for Liabilities (1) reflected or reserved for in the Financial Statements, (2) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, or (3) which individually do not exceed US$1,000,000.

(iii) Section 3.2(k)(iii) of the Disclosure Schedule contains a complete list of each intercompany Indebtedness in excess of US$100,000 as of the Balance Sheet Date between Baidu or any of its Affiliates (other than the Group Companies), on the one hand, and any of the Group Companies, on the other hand. Since the Balance Sheet Date, there has not been any accrual of Liability that is individually in excess of US$1,000,000 by any Group Company to Baidu or any of its Affiliates (other than the Group Companies) or any other transaction that is individually in excess of US$1,000,000 between any Group Company and Baidu or any of its Affiliates (other than the Group Companies), except in the ordinary course of business of the consistent with past practice.

(m) Absence of Certain Changes.

(i) Since the Balance Sheet Date, the business of the Group Companies and the Principal Business have been conducted in the ordinary course consistent with past practices (except as required by applicable Laws) and there has not been any event, development or circumstances that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii) From the Balance Sheet Date until the date hereof, there has not been any action taken by any Group Company or any action taken by any Baidu Party with respect to the Principal Business that, if taken during the period from the date of this Agreement through the Closing Date without the Investors’ consent, would constitute a breach of Section 4.1.

(n) Principal Business; Contributed Assets.

(i) Ordinary Course. The Principal Business has been carried on in the ordinary course and is a going concern. There is no existing fact or circumstance that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Principal Business.

(ii) Sufficiency of Assets; Contributed Assets. The assets, properties and rights owned or leased by the Group Companies and the other Contributed Assets constitute all of the assets, properties and rights (tangible and intangible) that are necessary for the conduct of the Principal Business as conducted as of the date hereof. As of the date hereof, the relevant Baidu Parties and the Group Companies have good and marketable title in and to, or a valid leasehold interest in, each of the Contributed Assets, free and clear of all Encumbrances other than the Encumbrances expressly provided for in the Transaction Documents. Upon the completion of the Restructuring, the Group Companies will have good and marketable title in and to, or a valid leasehold interest in, each of the Contributed Assets free and clear of all Encumbrances other than the Encumbrances expressly provided for in the Transaction Documents.

(iii) The assets, properties and rights owned by the Group Companies and the other Contributed Assets have been maintained in accordance with prudent practice in all material respects and in compliance with Laws in all material respects.

(o) Material Contracts.

(i) Each Contract to which any Group Company is a party or that is related to the Principal Business described in clauses (1) through (14) below of Section 3.2(o)(i), whether or not disclosed in the Disclosure Schedule, is referred to herein as a “Material Contract.” Each Material Contract is a valid and binding agreement and is in full force and effect, and none of the parties thereto is in default or breach in any material respect under the terms of any such Material Contract, and, to the Knowledge of the Group Companies and the Baidu Parties in connection with the Principal Business, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

(ii) Except as disclosed in Section 3.2(o)(ii) of the Disclosure Schedule, none of the Group Companies and the Baidu Parties relating to the Principal Business is a party to or bound by:

(1) any Contract relating to the issuance of any Equity Securities of any Group Company;

(2) any Contract that involves payments (or a series of payments) to or from any Person, contingent or otherwise, of US$1,000,000 or more individually or in the aggregate with respect to a series of related agreements, in cash, property or services;

(3) any partnership, joint venture or other similar Contract or arrangement;

(4) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) for a consideration in excess of US$1,000,000;

(5) any Contract relating to Indebtedness or any guarantee of such Indebtedness (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of US$5,000,000;

(6) any Contract involving the waiver, compromise, or settlement of any material Action;

(7) any agency, dealer, sales representative, marketing or other similar Contract with an amount in excess of US$1,000,000;

(8) any Contract that limits the freedom of any Group Company to compete in any line of business or with any Person or in any area or which would so limit the freedom of any Group Company after the Closing Date;

(9) any Contract between any Group Company on the one hand and (A) Baidu or any of Baidu’s Affiliates (other than the other Group Companies), (B) any Affiliate of any Group Company (other than the other Group Companies), (C) any director or officer of any Group Company or of any Person described in clause (A) or (B), or (D) any Affiliate of any natural person described in clause (A), (B) or (C), on the other hand, except for the employment agreements relating to services as employees, officers or directors of any Group Company and the Transaction Documents;

(10) any Contract with Governmental Authorities material to the operation of any Group Company party thereto or the Principal Business;

(11) any Contract that involves prohibition of payment of dividends or distributions in respect of the Equity Interests of any Group Company;

(12) any Contract with an amount in excess of US$1,000,000 that will be terminated or varied upon a change of control involving any Group Company or the consummation of the Contemplated Transactions, will subject such change of control or the Contemplated Transactions to the consent of any Person or will trigger any payment to any Person as a result of such change of control or the consummation of the Contemplated Transactions;

(13) any Contract material to the operation of any Group Company party thereto or the Principal Business (including license agreements, research agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenant not to sue, but excluding licenses for commercial off-the-shelf Software that are generally available on nondiscriminatory pricing terms which have an aggregate acquisition cost of US$100,000 or less) pursuant to which any Group Company, or any Baidu Party in connection with the Principal Business, obtains the right to use or a covenant not to be sued under, any Intellectual Property or grants the right to use, or a covenant not to be sued under, any Intellectual Property; or

(14) any other agreement, commitment, arrangement, plan or Contract not made in the ordinary course of business that is material to the Group Companies and the Principal Business, taken as a whole.

(p) Properties. None of the Group Companies owns any real property. Section 3.2(p) of the Disclosure Schedule sets forth the address of the location of each leasehold or sub-leasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company, or any Baidu Party that is used in the operation of the Principal Business (collectively, the “Leased Real Property”). Each Group Company, and each Baidu Party, has a valid leasehold interest in all of its Leased Real Property free and clear of any and all Encumbrances. With respect to each Lease, (i) such Lease is legal, valid, binding, enforceable and in full force and effect, (ii) the possession and quiet enjoyment of the Leased Real Property by applicable Group Company or Baidu Party under such Lease has not been disturbed and there are no material disputes with respect to such Lease, and (iii) neither any Group Company or Baidu Party, nor any other party to the Lease is in material breach or material default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or material default, or permit the termination, modification or acceleration of rent under such Lease. Except as would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Group Company has title to, or a valid leasehold interest in, as applicable, all personal property used in its business, and each Baidu Party has title to, or a valid leasehold interest in, as applicable, all personal property that is used in the operation of the Principal Business, in each case, free and clear of any and all Encumbrances, and such personal property is in good operating condition and repair in all material respects.

(q) Tax Matters.

(i) Filing and Payment. (1) All Tax Returns have been filed when due in accordance with all applicable Laws; (2) all Tax Returns that have been filed were true and complete in all material respects; and (3) all Taxes shown as due and payable on any Company Return have been timely paid, or withheld and remitted, to the appropriate Governmental Authority. Each Baidu Party has timely paid (or has caused to be paid), or has withheld and remitted (or caused to be withheld and remitted) to the appropriate Governmental Authority for Taxes related to the Contributed Assets, the nonpayment of which would result in an Encumbrance on any Contributed Asset or otherwise would result in any Group Company being liable for such Taxes.

(ii) Retention of Tax Information. The Group Companies have maintained proper, accurate and adequate records to enable each of them to comply with its obligations to (1) prepare any accounts necessary to comply with the Tax Law; and (2) retain necessary records as to comply with the Tax Law. The records referred to in tax warranty have been retained for the period required by law and will be available to the Investor upon request.

(iii) Financial Records. The charges, accruals and reserves for Taxes with respect to the Group Companies reflected on the books of the Group Companies on a consolidated basis are adequate to cover Tax liabilities accruing through the end of the last period for which the Group Companies ordinarily record items on their respective books. Since the end of the last period for which the Group Companies ordinarily record items on their respective books, no Group Company has engaged in any transaction, or taken any other action, other than in the ordinary course of business, that would materially impact any Tax asset, Tax liability of any Group Company.

(iv) Procedure and Compliance. There is no claim, audit, action, suit, proceeding or investigation now pending or threatened in writing against or with respect to any Group Company relating to Taxes. To the Knowledge of the Group Companies, there are no facts or circumstances that might give rise to such claim, audit, action, suit, proceeding or investigation that would have a Material Adverse Effect.

(v) Taxing Jurisdictions. No claim has been made by any Governmental Authority in any jurisdiction where any Group Company does not file Tax Returns that the Group Company is or may be required to file any tax return, or pay tax, in such jurisdiction.

(vi) Tax Exemptions. The Group Companies have complied in all material respects with the conditions stipulated in each Tax Grant and the transactions expressly contemplated by this Agreement will not adversely affect the eligibility of any Group Company for any Tax Grant.

(vii) Tax Rulings. Each of the Tax rulings, advice, consents and clearances from any Governmental Authority (“Rulings”) affecting any Group Company is valid and effective and has been complied with, and no action has been taken to prejudice the application of any Ruling.. All particulars given to any Governmental Authority in connection with any Ruling fully and accurately disclose all facts and circumstances material for such Governmental Authority’s decision.

(viii) Anti-avoidance. No Group Company has entered into or been party to any tax shelter or similar transaction which is considered abusive of any applicable Tax law.

(ix) Restructuring. No restructuring of the Group prior to the Closing shall give rise to a Tax Liability, nor adversely impact the Tax attributes, of any Group Company. The Seller Parties have disclosed to the Investor all details of any proposed Restructuring of the Group prior to implementing such Restructuring.

(x) No U.S. tax elections. None of the Company or any Subsidiary has ever filed any election for U.S. Tax purposes (including any entity classification election).

(xi) Tax Sharing Agreements. None of the Company is required to pay Tax of any other Person under any Tax Sharing Agreement or similar agreement or under any Laws applicable to consolidated or affiliated Tax groups.

(xii) Passive Foreign Investment Company. The Company is not, and does not expect to be, a passive foreign investment company for U.S. federal income tax purposes

(r) Intellectual Property.

(i) Section 3.2(r)(i) of the Disclosure Schedule contains a true and complete list of all registrations or applications for registrations included in the Owned Intellectual Property.

(ii) The Licensed Intellectual Property and the Owned Intellectual Property together constitute all the Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Group Companies and the Principal Business as currently conducted. Except as contemplated under the Transaction Documents, (A) there exist no restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property, and (B)the consummation of the Contemplated Transactions will not alter, encumber, impair or extinguish any Owned Intellectual Property or Licensed Intellectual Property.

(iii) None of the Group Companies, or, in connection with the Principal Business, any Baidu Party, has infringed, misappropriated or otherwise violated any Intellectual Property of any third person. There is no Action pending against or, to the Knowledge of the Group Companies and the Baidu Parties in connection with the Principal Business, threatened against or affecting, any of the Group Companies or, in connection with the Principal Business, any Baidu Party, any present or former officer, director or employee of any Group Company or, in connection with the Principal Business, any Baidu Party (A) based upon, or challenging or seeking to deny or restrict, the rights of the Group Companies or such Baidu Party in any of the Owned Intellectual Property and the Licensed Intellectual Property, (B) alleging the use of the Owned Intellectual Property or the Licensed Intellectual Property or any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Group Companies or such Baidu Party do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property of any third party or (C) alleging that any of the Group Companies or such Baidu Parties have infringed, misappropriated or otherwise violated any Intellectual Property of any third party.

(iv) The Group Companies, or, in connection with the Principal Business, the Baidu Parties are the sole owners of all Owned Intellectual Property and hold all right, title and interest in and to all Owned Intellectual Property and the Licensed Intellectual Property, free and clear of any Encumbrances. None of the Owned Intellectual Property and Licensed Intellectual Property material to the operation of the business of the Group Companies or the Principal Business have been adjudged invalid or unenforceable in whole or part, and, to the Knowledge of the Group Companies and the Baidu Parties in connection with the Principal Business, all such Owned Intellectual Property and Licensed Intellectual Property are valid and enforceable.

(v) The Group Companies and, in connection with the Principal Business, the Baidu Parties have taken all actions necessary to maintain and protect the Owned Intellectual Property and their rights in Licensed Intellectual Property, including payment of applicable maintenance fees and filing of applicable statement of use.

(vi) To the Knowledge of the Group Companies and the Baidu Parties in connection with the Principal Business, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property or Licensed Intellectual Property. The Group Companies and the Baidu Parties in connection with the Principal Business have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property of the Group Companies and the Baidu Parties that are material to the business or operation of the Group Companies or the Principal Business and the value of which to any of the Group Companies or the Principal Business is contingent upon maintain the confidentiality thereof. None of the Intellectual Property of the Baidu Parties that are material to the business or operation of any of the Group Companies or the Principal Business and the value of which to any of the Group Companies or the Principal Business is contingent upon maintaining the confidentiality thereof, has been disclosed other than to employees, representatives and agents of the Group Companies and the Baidu Parties all of whom are bound by written confidentiality agreements substantially in the form previously disclosed to Investors.

(vii) To the extent that any Intellectual Property has been developed or created by a third party (including any current or former employee of any of the Group Companies and Baidu Parties) for the Principal Business, the Group Companies and, in connection with the Principal Business, the Baidu Parties have a written agreement with such third party with respect thereto, and the Group Companies and, in connection with the Principal Business, the Baidu Parties thereby either (A) has obtained ownership of and is the exclusive owner of, or (B) has obtained a valid and unrestricted right to exploit, sufficient for the conduct of its business as currently conducted, such Intellectual Property.

(viii) The Information Technology is fully functional and operate and perform in a manner that permits the Group Companies, and the Baidu Parties in connection with the Principal Business, to conduct their respective businesses or the Principal Business as currently conducted. The Group Companies, and Baidu Parties in connection with the Principal Business, have taken all commercially reasonable actions to protect the confidentiality, integrity, operation and security of the Information Technology (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized, use, access, interruption, malfunction, modification, or corruption, including the implementation and periodic testing of commercially reasonable (A) data backup, (B) disaster avoidance and recovery procedures, (C) business continuity procedures, and (D) encryption and other security protocol technology. There has been no material unauthorized use, access, interruption, modification, corruption or malfunction of any information technology (or any information or transactions stored or contained therein or transmitted thereby), and to the Knowledge of the Group Companies and the Baidu Parties in connection with the Principal Business, the Information Technology are free of all viruses, worms, trojan horses and other malicious Software code.

(ix) The Group Companies and the Baidu Parties in connection with the Principal Business, have at all times complied with all applicable Laws relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of the operation of the Group Companies or the Principal Business in all material aspects. The Group Companies and the Baidu Parties in connection with the Principal Business have at all times complied in all aspects with all rules, policies and procedures established by the Group Companies, and the Baidu Parties in connection with the Principal Business, from time to time with respect to the foregoing. Except as would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no claims have been asserted or threatened against any of the Group Companies, or any Baidu Party in connection with the Principal Business (and to the Knowledge of the Group Companies and the Baidu Parties in connection with the Principal Business, no such claims are likely to be asserted or threatened against the Group Companies or any of the Baidu Parties in connection with the Principal Business) by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such laws, regulations, rules, policies or procedures. The consummation of the Contemplated Transactions will not breach or otherwise cause any violation of any such laws, regulations, rules, policies or procedures.

(s) Insurance. The Group Companies and the Baidu Parties in connection with the Principal Business maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Principal Business. None of the Group Companies and the Baidu Parties in connection with the Principal Business has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost. None of the Group Companies and the Baidu Parties in connection with the Principal Business have received any written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of its respective insurance policies. None of the Group Companies and the Baidu Parties in connection with the Principal Business have been denied any insurance coverage which it has sought or for which it has applied.

(t) Labor and Employment Matters.

(i) To the Knowledge of the Group Companies and the Baidu Parties in connection with the Principal Business, no key employee of the Principal Business (including the Transferred Employees) has indicated by written notice to any of the Baidu Parties and the Group Companies that he or she intends to resign or retire as a result of the Contemplated Transactions.

(ii) Each Group Company has entered into employment contracts with all of its employees (including all members of its senior management) or deploy its employees through third party dispatching firms in compliance with applicable Laws, and the compensation paid by such Group Company to such employees under the relevant employment contracts constitutes all the income and benefits such employees may validly claim from such Group Company, and there are no other agreements or arrangements in connection with such employee’s compensation. Each Transferred Employee has entered into employment contract with a Baidu Party, and the compensation paid by such Baidu Party to such Transferred Employee under the relevant employment contract constitutes all the income and benefits such Transferred Employee may validly claim from such Baidu Party, and there are no other agreements or arrangements in connection with such Transferred Employee’s compensation.

(iii) There are no material controversies pending or, to the Knowledge of the Group Companies and the Baidu Parties in connection with the Principal Business, threatened between any Group Company and its employees, contractors, subcontractors, agents or other persons engaged by it in connection with their businesses or any Baidu Party and its employees, contractors, subcontractors, agents or other persons whose services are dedicated to the Principal Business (collectively, “Company Personnel”). No Group Company, nor any Baidu Party with respect to Company Personnel, is a party to or bound by any collective bargaining agreement or other labor union contract applicable to persons employed by it, there are no labor unions, works councils or other organizations representing or purporting to represent any Company Personnel, nor are there any organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect any Group Company, nor any Baidu Party with respect to Company Personnel. There are no unfair labor practice complaints pending or threatened against any Group Company, nor any Baidu Party with respect to Company Personnel, before any Governmental Authority. There is no strike, slowdown, work stoppage or lockout, or similar activity or, to the Knowledge of the Group Companies and the Baidu Parties in connection with the Principal Business, the threat thereof, by or with respect to any Company Personnel nor has there been any such occurrence during the past five (5) years.

(iv) Each Group Company, and each Baidu Party with respect to Company Personnel, is in compliance with all applicable Laws relating to employment and employment practices, including those related to wages, social insurance and housing fund registrations, social security benefits, holidays and leave, collective bargaining terms and conditions of employment and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid in full to the appropriate Governmental Authority, or is holding for payment not yet due to such Governmental Authority, all amounts required to be withheld from or paid with respect to Company Personnel (including the withholding and payment of all individual income taxes and contributions to social security benefits payable), and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Each Group Company, and each Baidu Party with respect to Company Personnel, has paid in full to all of its Company Personnel or adequately accrued for in accordance with US GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such Company Personnel and there is no claim with respect to payment of wages, salary, commission or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed or engaged by any Group Company, or any Baidu Party with respect to Company Personnel. There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before any Governmental Authority with respect to any Company Personnel.

(v) Each Company Employee Plan and each Company Employee Agreement is and has at all times been operated and administered in compliance with the provisions thereof and all applicable Laws. Each contribution or other payment that is required to have been accrued or made under or with respect to any Company Employee Plan has been duly accrued and made on a timely basis. There are no Actions, or, to the Knowledge of the Group Companies and the Baidu Parties in connection with the Principal Business, threatened against any Company Employee Plan or against the assets of any Company Employee Plan.

(u) Environmental Matters. The operations of the Group Companies and the Principal Business do not involve the use, disposal or release of hazardous or toxic substances or the protection or restoration of the environment or human exposure to hazardous or toxic substances. No Group Company, nor any Baidu Party with respect to the Principal Business, has been penalized by Governmental Authorities for violation of any applicable environmental Law or Order related thereto.

(v) Insolvency. No bankruptcy, insolvency or judicial composition proceedings concerning the Baidu Parties or any Group Company have been applied for. To the Knowledge of the Group Companies and the Baidu Parties in connection with the Principal Business, no circumstances exist which would require an application for any bankruptcy, insolvency or judicial composition proceedings concerning the Baidu Parties or any Group Company nor do any circumstances exist according to any applicable bankruptcy or insolvency laws which would justify the avoidance of this Agreement. No steps have been taken, or, to the Knowledge of the Group Companies and the Baidu Parties in connection with the Principal Business, proposed in relation to the winding-up, bankruptcy, administration, insolvency or dissolution of any Baidu Party or any Group Company, nor, o the Knowledge of the Group Companies and the Baidu Parties in connection with the Principal Business, has any analogous procedure or step been taken or proposed in any jurisdiction in relation to any Baidu Party or any Group Company. Neither the Baidu Parties nor any Group Company is insolvent under the laws of its jurisdiction of incorporation or unable to pay its debts as they fall due and neither Baidu Parties nor any Group Company has stopped paying its debts or indicated an intention to do so.

(w) Restructuring Documents. Each Restructuring Document to which any Group Company is or will be a party will, upon execution, constitute the legal, valid and binding obligation of each party thereto, enforceable against such party in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The execution, delivery and performance of, and compliance with, the Restructuring Documents by the parties thereto will not result in any violation, breach or default, with or without the passage of time or the giving of notice or both, of any organizational document of any Group Company, any Contract to which any Group Company is a party or by which any Group Company is bound or any Law or Order to which any Group Company is subject.

(x) Finders’ Fees. Except for Huatai Securities whose fees and expenses will be paid by Baidu and the Company pursuant to the Restructuring Documents and will not be paid by any Investor, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Baidu Party or any Group Company who might be entitled to any fee or commission in connection with the Contemplated Transactions.

Section 3.3 Representations and Warranties of Each Investor. Each Investor hereby severally and not jointly represents and warrants to Baidu, Baidu HK and the Company the following, in respect of itself only, as of the date hereof and as of the Closing Date:

(a) Authority. The Investor has full power and authority to enter into, execute and deliver each Transaction Document to which it is or will be a party and to perform its obligations thereunder. The execution and delivery by the Investor of each Transaction Document to which it is or will be a party and the performance by the Investor of its obligations thereunder have been duly authorized by all requisite actions on its part.

(b) Valid Agreement. Each Transaction Document to which the Investor is or will be a party has been or will be duly executed and delivered by the Investor and constitutes, or when executed and delivered in accordance herewith will constitute, the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c) Non-Contravention; Litigation. Neither the execution and delivery of each Transaction Document to which the Investor is or will be a party nor the consummation of any of the Contemplated Transactions will (i) violate any provision of the organizational documents of the Investor or violate any Law or Order to which the Investor is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an Encumbrance under or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Investor is a party, by which the Investor is bound or to which any of the Investor’s assets are subject. There is no Action pending or, to the Knowledge of the Investor, threatened against the Investor that questions the validity of this Agreement or the right of the Investor to enter into this Agreement or to consummate the Contemplated Transactions.

(d) Consents and Approvals. None of the execution and delivery by the Investor of each Transaction Document to which the Investor is a party, the consummation by the Investor of any of the Contemplated Transactions nor the performance by the Investor of each Transaction Document to which the Investor is a party in accordance with its terms requires any Authorization, except for those Authorizations as have been or will have been obtained, made or given on or prior to the Closing Date.

(e) Status and Investment Intent.

(i) Experience. The Investor has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Investor Subscription Shares. The Investor is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(ii) Purchase Entirely for Own Account. The Investor is acquiring the Investor Subscription Shares pursuant to this Agreement for its own account for investment purposes only and not with the view nor intention to resell, distribute or otherwise dispose thereof, other than to certain of its Affiliates. The Investor does not have any direct or indirect arrangement or understanding with any other Person to distribute the Investor Subscription Shares in violation of the Securities Act or any other applicable state securities law.

(iii) Restricted Securities. The Investor acknowledges that the Investor Subscription Shares are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law. The Investor further acknowledges that, absent an effective registration under the Securities Act, the Investor Subscription Shares may only be offered, sold or otherwise transferred (1) to the Company, (2) outside the United States of America in accordance with Rule 904 of Regulation S under the Securities Act or (3) pursuant to an exemption from registration under the Securities Act.

(iv) Status of Investors. The Investor is (i) purchasing the Investor Subscription Shares outside the United States in compliance with Regulation S under the Securities Act, or (ii) is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

ARTICLE IV

COVENANTS

Section 4.1 Conduct of Business of the Company. From the date hereof until the Closing Date, except as expressly contemplated by this Agreement or the Restructuring Plan or with the prior written consent of each Lead Investor (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not, and the Company shall cause each of the Group Companies, and Baidu will cause the Baidu Parties with respect to the Principal Business, not to:

(a) amend its organizational documents;

(b) split, combine or reclassify any Equity Security in any Group Company;

(c) issue, deliver or dispose of any Equity Securities in any Group Company, other than the issuance of any Equity Securities of any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary of the Company;

(d) effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving any Group Company;

(e) declare or pay any dividends on authorize or make other distributions in respect of any of its Equity Securities;

(f) acquire (by merger, consolidation or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than such acquisitions in an amount not to exceed US$1,000,000 individually or US$5,000,000 in the aggregate;

(g) sell, lease or otherwise dispose of, or create or incur any Encumbrance on, any assets, securities, properties or interests of any Group Company or that would be a Contributed Asset, with a value in excess of US$1,000,000 individually or US$5,000,000 in the aggregate;

(h) create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness, or incur capital expenditures or similar obligations or liabilities, in excess of US$1,000,000 individually or US$5,000,000 in the aggregate, except for such actions taken by the Group Companies in the ordinary course of business consistent with past practice;

(i) (A) hire or retain the Chief Executive Officer, or any officer, employee or individual who reports directly to Chief Executive Officer (other than his personal assistant) and the business unit heads of the Group Company’s Wealth Management Business, third party payment service business and micro-credit business, (B) terminate the service of any officer, employee or individual independent contractor with annual base compensation of RMB3,000,000 or more, other than for “cause” or take any action that is reasonably likely to give rise to a “good reason” (or any term of similar import) claim; (C) increase in any manner any compensation, bonus, benefits payable or severance entitlements of any officer, director, employee or individual independent contractor, except such increases or payments that, in the aggregate, do not cause an increase in the labor costs of the Group Companies or the Principal Business, taken as a whole, by more than 15%; or (D) adopt, enter into or amend any Company Employee Plan;

(j) enter into any new line of business, or abandon or discontinue any existing lines of business;

(k) make any change in any method of accounting for financial reporting, except for any such change required by reason of a concurrent change in US GAAP, as agreed to by its independent public accountants;

(l) enter into, amend or modify in any material respect or terminate any Material Contract (or any Contract that would have been a Material Contract if in effect on the date hereof) or otherwise waive, release or assign any material rights, claims or benefits;

(m) settle, or offer or propose to settle, (i) any material Action with an amount in excess of US$1,000,000, or (ii) any Action that relates to the Contemplated Transactions;

(n) sell, lease, license, sublicense, modify, terminate, abandon or permit to lapse, transfer or dispose of, create or incur any Encumbrance on, or otherwise fail to take any action necessary to maintain, enforce or protect any Owned Intellectual Property or their rights in any Licensed Intellectual Property;

(o) disclose or permit the disclosure of any source code for any of the Company Software, other than in the ordinary course of business to employees, contractors, consultants, representatives and agents of the Group Companies who are bound by written and enforceable confidentiality and/or non-disclosure agreements;

(p) terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage;

(q) undertake any action or fail to take any action that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(r) agree, resolve or commit to do any of the foregoing.

Section 4.2 Operation of the Principal Business. From the date hereof until the Closing Date, the Seller Parties shall, and Baidu shall cause the Baidu Parties to, ensure that the Principal Business is carried out in the ordinary course of business consistent with past practice (except as required by applicable Laws), and shall, and Baidu shall cause the Baidu Parties to, use commercially reasonable efforts to preserve the Baidu Parties’ relationships with customers, suppliers, lenders and other Persons having business dealings relating to the Principal Business, maintain in effect all of the Permits, and manage its working capital in connection with the Principal Business (including the timing of collection of accounts receivable and of the payment of accounts payable) in the ordinary course of business. The Seller Parties shall, and Baidu shall cause the Baidu Parties to, ensure that the Principal Business is conducted in a manner which complies with all applicable Laws in all material respects.

Section 4.3 Additional Covenants. From the date hereof until the Closing Date, the Seller Parties shall, Baidu shall ensure that each of the Baidu Parties will, and the Company shall ensure that each of the Group Companies will, do the following:

(a) Access to Information. provide each of the Investors and their respective authorized representatives reasonable access to the Principal Business and the Group Companies and the books and records of the Group Companies and the Baidu Parties relating to the Principal Business, the Contributed Assets and the Group Companies, including for purposes of audit and inspection, and make available or cause to be made available to each of the Investors and their respective authorized representatives all information with respect to, instruct the employees, counsel and financial advisors of the Baidu Parties to cooperate with the Investors in their investigation of, the Principal Business, the Contributed Assets and the Group Companies, in each case, as such Person may reasonably request;

(b) Books and Records. maintain the books and records of the Principal Business and the Group Companies in the ordinary course;

(c) Compliance with Laws. comply in all material respects with all Laws applicable to the Principal Business and the Contributed Assets.

(d) Notices of Certain Events. promptly notify the Investors of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions;

(ii) any notice or other communication from any Governmental Authority in connection with the Contemplated Transactions by the recipient of such notice;

(iii) any Actions commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting any Baidu Party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.2(f) or that relate to the consummation of the Contemplated Transactions;

(iv) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 2.4(a)(i), Section 2.4(a)(iv), Section 2.4(a)(vi), Section 2.4(a)(vii), Section 2.4(a)(viii), Section 2.4(a)(xvi), Section 2.4(a)(xvii) or Section 2.4(a)(xviii) not to be satisfied; and

(v) any failure of any Seller Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to this Section 4.3(d) shall not limit or otherwise affect the remedies available hereunder to the Party receiving that notice.

Section 4.4 Compliance with ABAC Laws. Each Seller Party covenants that it shall not, and the Company shall not permit any Group Company, the Affiliates of any Group Company or any of their respective Representatives, to promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any non-U.S. official, in each case, in violation of the ABAC Laws. Each Seller Party further covenants that it shall, and the Company shall cause each of the Group Companies and the Affiliates of each Group Company to, cease all of its or their respective activities, as well as remediate any actions taken by any Group Company or its Affiliates, or any of their respective Representatives in violation of ABAC Laws. Each Seller Party further covenants that it shall, and the Company shall cause each of the Group Companies and the Affiliates of each Group Company to, maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with ABAC Laws.

Section 4.5 Compliance with Anti-Money Laundering and Sanctions Laws. Each Seller Party shall, and the Company shall cause the Group Companies, the Affiliates of each Group Company and their respective Representatives to comply with all applicable Anti-Money Laundering laws and Sanctions Laws. The Company covenants that the Group Companies shall continue to maintain and enforce policies and procedures designed to ensure compliance with the Anti-Money Laundering Laws. The Company further covenants that none of the Group Companies, the Affiliates of each Group Company or any of their respective Representatives will engage, directly or indirectly, in (1) any business or activities with any person that is the target of any applicable Sanctions Laws, or (2) any activities that would reasonably be expected to result in any of the Group Companies becoming the target of any applicable Sanctions Laws.

Section 4.6 Restructuring.

(a) The Seller Parties shall, Baidu shall cause the Baidu Parties to, and the Company shall cause the Group Companies to, negotiate, prepare and finalize in good faith the Restructuring Documents as soon as practicable following the date hereof.

(b) From the date hereof until the expiration of the term of the Framework Restructuring Agreement, each of Seller Parties shall, Baidu shall cause the Baidu Parties to, and the Company shall cause the Group Companies to, provide any Investor, at the request of such Investor, with (i) an update on the status of the Restructuring after the completion of any material step thereto and (ii) relevant documentation (if any) evidencing such update.

(c) The Seller Parties shall, and Baidu shall cause the Baidu Parties to, and the Company shall cause the Group Companies to, duly perform each of its obligations under the Restructuring Plan to meet any applicable deadlines and consummate the Restructuring in accordance with the Restructuring Plan and in compliance with all applicable PRC Laws in all material respects.

(d) To the extent that any necessary actions in order to effect the Restructuring are not completed on the Closing Date, the Seller Parties shall, and Baidu shall cause the Baidu Parties to, and the Company shall cause the Group Companies to, undertake all steps necessary to complete these actions as soon as reasonably possible after Closing.

(e) Subject to the terms and conditions of the Restructuring Plan, the Restructuring will be effective as of the date set forth in the Restructuring Plan and consequently, subject to the other provisions of this Agreement, the Seller Parties shall, and Baidu shall cause the Baidu Parties to, and the Company shall cause the Group Companies to, take all necessary action to procure that the benefit and risk of the Principal Business, will be for the account of the Company and its Subsidiaries in accordance with the Restructuring Plan. Without limitation of the foregoing, with respect to any Contributed Asset which shall not have been transferred to the Group Companies prior to the Closing (each, a “Non-Transferred Asset”), until such transfer is completed to the extent permitted by applicable Law and by the terms of such Non-Transferred Asset, each Seller Party shall use its reasonable best efforts to enter into arrangements, effective as of the Closing or as promptly as practicable thereafter, to provide to the Parties the economic and operational equivalent of the transfer of such Non-Transferred Asset to the Group and the performance by the Group of the obligations thereunder as of the Closing and, in furtherance of the foregoing, (i) the Company or its designated Group Company shall, as agent or subcontractor for Baidu (or, as applicable, its relevant Affiliate), pay, perform and discharge fully the Liabilities of Baidu (or, as applicable, its relevant Affiliate) thereunder from and after the Closing Date in accordance with any such alternate arrangement and (ii) Baidu shall, or shall cause its relevant Affiliate to hold in trust for and pay to the Company or its designated Group Company promptly upon receipt thereof, all the income, proceeds and other consideration received by Baidu (or, as applicable, its relevant Affiliate) to the extent related to such Non-Transferred Asset in connection with and in accordance with the terms of any such alternate arrangement.

Section 4.7 Misallocated Assets; Misdirected Payments and Correspondence.

(a) If, following the Closing, any right, property or asset not forming part of the Principal Business is found to be owned or held by a Group Company, or any right, property or asset that is not a Contributed Asset is otherwise found to have been transferred to any Group Company in error, then the Company shall transfer, or shall cause the applicable Group Company to transfer, such right, property or asset (and any related Liability) as soon as practicable to Baidu or any other Baidu Party designated by Baidu. If, following the Closing, any right, property or asset that is a Contributed Asset is found to have been retained by any Baidu Party in error, then Baidu shall transfer, or shall cause the applicable Baidu Party to transfer, such right, property or asset (and any related Liability) as soon as practicable to the Company or a Group Company as designated by the Company.

(b) Following the Closing, Baidu shall, and shall cause the Baidu Parties to, promptly forward to the Company or a Group Company designated by the Company (i) any payment which under the terms of this Agreement belongs to the Group Companies that is received by any Baidu Party after the Closing and (ii) copies of any communications received by any Baidu Party after the Closing from a customer or other business partner to the extent related to the Group or the Principal Business.

(c) Following the Closing, the Company shall, and shall cause the Group Companies to, promptly forward to Baidu or any Baidu Party designated by Baidu (i) any payment which per the terms of this Agreement belongs to any Baidu Party that is received by the Group after the Closing and (ii) copies of any communications received by the Group after the Closing from a customer or other business partner to the extent related to any Baidu Party.

Section 4.8 Tax Matters.

(a) Without the prior written consent of the Investors, none of Baidu, the Company, any of the Company’s Subsidiaries and any Affiliate of Baidu shall, to the extent it may affect or relate to the Company or any of its Subsidiaries, make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended material Tax Return, enter into any closing agreement, settle any material Tax claim or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability or, if it would have the effect of increasing the Tax liability or reducing any Tax asset of the Company, any of its Subsidiaries or an Investor, take or omit to take any other action outside of the ordinary course of business.

(b) All Transfer Taxes incurred with respect to the subscription of the Investor Subscription Shares shall be paid by the Company when due, and the Company will at its own expense, file all necessary Tax Returns with respect to all such Transfer Taxes.

(c) As soon as practicable, Baidu and Baidu HK shall, and shall cause each Baidu Party to, handle its PRC tax affairs on its own or through its own agents and, to the extent required, submit the Tax reports and/or other documentation as required pursuant to Bulletin 7 and any other PRC Tax Laws (the “Indirect Transfer Tax Filing Documents”) relating to the indirect sale of the PRC Group Companies or otherwise with respect to the transactions contemplated under this Agreement and such Indirect Transfer Tax Filing Documents shall, to the Seller Parties’ Knowledge, be true and accurate in all material respects. In particular, Baidu and Baidu HK shall, and shall cause the Baidu Parties to:

(i) prior to any filing, deliver to the Investors a copy of all draft Indirect Transfer Tax Filing Documents and provide the Investors and their respective tax advisors with a reasonable opportunity to review and comment on such Indirect Transfer Tax Filing Documents;

(ii) promptly after completion of the filing, deliver to the Investors a copy of the Indirect Transfer Tax Filing Documents and an acknowledgement receipt in respect of the filing issued by the appropriate PRC Tax authority or the original signature of the PRC Tax authority on the duplicate of the Indirect Transfer Tax Filing Documents submitted; and

(iii) if any PRC Tax authority requires any Taxes to be paid pursuant to Bulletin 7 in connection with the transactions contemplated under the Transaction Documents, pay, or cause the Baidu Parties to pay, such Taxes in the amount and at the time as agreed by Baidu, Baidu HK or any other Baidu Party and the PRC Tax authorities and provide the Investors with the relevant documents (being tax payment certificate(s) issued by the relevant PRC Tax authorities) evidencing the payment of such Taxes.

Section 4.9 Further Assurances. From the date hereof until the Closing Date, the Parties shall use their commercially reasonable efforts to satisfy the conditions precedent to the consummation of the Contemplated Transactions. Without limiting the foregoing, prior to and at the Closing Date, each Party shall cooperate with the other Parties without any further consideration to make all filings with, and to obtain all consents of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents), and to take all such other actions as such party may reasonably be requested to take by the other party from time to time, consistent with the terms of this Agreement and the other Transaction Documents, in order to effectuate the provisions and purposes of this Agreement and the other Transaction Documents and the Contemplated Transactions.

Section 4.10 ESOP. The Seller Parties shall cause the Company to adopt the ESOP as soon as practicable prior to the Closing Date.

Section 4.11 Most Favored Nation. The Seller Parties each represent and warrant that none of the Seller Parties, nor any of their respective Affiliates, has entered into or shall enter into any Contract, side letter or similar agreement with any investor or its Affiliate in connection with the Contemplated Transactions or any similar investment in the Company or any of the Group Companies which would take place from the date hereof through the thirtieth (30th) day after the Closing Date (a “Side Letter”) that has the effect of establishing rights or otherwise benefiting such investor or its Affiliate in a manner more favorable in any material respect to such investor or its Affiliate than the rights and benefits established in favor of each Lead Investor by this Agreement and the other Transaction Documents unless, in any such case, such Lead Investor is offered the opportunity to receive such rights and benefits by being provided with a copy of such Side Letter and is given thirty (30) days after receipt thereof to elect in writing (delivered to Baidu) to receive such more favorable rights or benefits; provided that, for the avoidance of doubt, the Lead Investor (other than TPG) shall have no right under this Section 4.11 to elect to receive the rights and benefits established in favor of TPG by this Agreement and the other Transaction Documents.

Section 4.12 Related Party Arrangements. Except for the Transaction Documents and any transactions on arm’s length basis in the ordinary course of business, on or prior to the Closing Date, the Seller Parties will terminate or settle in full or cause to be terminated or settled in full all contracts and all intercompany accounts between any Group Company, on the one hand, and Baidu or any of its Affiliates (other than the Group Companies) or any of their respective directors or executive officers, on the other hand, prior to the Closing, and, as of immediately prior to the Closing, all Liabilities thereunder shall be deemed to have been satisfied, in Baidu’s reasonable discretion, by repayment, capital contribution, distribution, forgiveness, offset, or any combination of the foregoing, and, after the Closing, neither Baidu or any of its Affiliates (other than the Group Companies), on the one hand, nor any of the Group Companies, on the other hand, shall be bound thereby or have any further Liability thereunder to the other party.

Section 4.13 Insurance.

(a) Except as set forth in this Section 4.13, coverage of the Group Companies under any insurance policy of any Baidu or its Affiliates (other than the Group Companies) shall cease as of the Closing Date.

(b) Baidu shall, and shall cause its Affiliates to, use reasonable best efforts to ensure that the Group Companies shall, to the extent covered as of the date hereof or the Closing Date, continue to have coverage under each insurance policy in effect with respect thereto at any time prior to the Closing (each, a “Specified Policy”) in accordance with the terms and conditions thereof from and after the Closing Date for any loss, liability or damage suffered with respect to any incident or event occurring prior to the Closing.

(c) In the case of any Specified Policy that is a “claims made basis” policy, from the Closing Date until the policy expiration date (including any renewal thereof) of such policy (if later than the Closing Date), and in the case of any Specified Policy that is an “occurrence basis” policy, after the Closing Date, Baidu shall, and shall cause its Affiliates to, use their reasonable efforts to assist the Group Companies in asserting claims for any Loss suffered after the Closing with respect to any incident or event occurring prior to the Closing, to the extent such Loss is covered by the terms of such Specified Policy. This Section 4.13(c) shall not affect Baidu’s, Baidu HK’s or any other Baidu Party’s indemnification obligations pursuant to Article V.

Section 4.14 Release. Each of Baidu and Baidu HK, on behalf of itself and its Affiliates (other than the Group Companies), equityholders, directors, officers, employees and representatives (in their capacities as such), hereby releases each Group Company and each of its respective Affiliates, equityholders, directors, officers, employees and representatives (collectively, the “Released Parties”) from any and all Actions, causes of action, suits, Indebtedness, dues, sums of money, accounts, reckoning, bonds, bills, Liabilities, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, Losses, judgments, extents, executions, claims and demands (each, a “Released Claim”) and agrees not to bring or threaten to bring or otherwise join or participate in any Released Claim against the Released Parties or any of them, relating to, arising out of or in connection with any facts or circumstances, directly or indirectly, relating to any Group Company or any Group Company’s properties, assets or Liabilities which existed on or prior to the Closing, provided, however, that the foregoing shall not apply to or prevent any claim or Action for breach of any Transaction Document.

Section 4.15 Business Compliance.

(a) The Company shall cause the Group Companies to rectify the business models of the wealth management products, including but not limited to “Dingqiying” (定期盈), “Dinghuoying” (定活盈) and “Huoqiying” (活期盈), and complete the cleaning up of the existing volume of such wealth management products in accordance with all applicable Laws and regulations, including but not limited to the Notice of Carrying Out the Clean-up and Rectification on the Illegal Business Undertaken by Internet Platforms and Various Types of Exchange Centers (《关于对互联网平台与各类交易场所合作从事违法违规业务开展清理整顿的通知》 (整治办函[2017]64号)) and the Circular on Strengthening the Rectification of Developing Asset Management Business via Internet and Implementing Acceptance Work (《关于加大通过互联网开展资产管理业务整治力度及开展验收工作的通知》 (整治办函[2018]29号)), in a timely manner, and in any case no later than the later of (i) December 31, 2018 or (ii) any rectification deadline imposed by relevant Governmental Authorities.

(b) The Company shall cause the Group Companies to complete the reduction of the leverage ratio of Chongqing Baidu Micro-credit Co., Ltd. (重庆百度小额贷款有限公司) in accordance with all applicable laws and regulations, including but not limited to the Interim Measures for the Financing of Chongqing Micro-credit Companies (《重庆市小额贷款公司融资监管暂行办法》(渝金发[2012]11号)) and within time limit set out by Chongqing Finance Affairs Office (重庆市金融工作办公室), but in any case no later than the later of (i) October 31, 2018 or (ii) any rectification deadline imposed by relevant Governmental Authorities.

(c) The Company shall cause Shanghai Baidu Micro-credit Co., Ltd(上海百度小额贷款有限公司) to obtain the formal approval issued by the local authorities for carrying out “Internet Micro-credit” business in a timely manner.

(d) The Company shall cause the Group Companies to rectify the current business model of loan facilitation business carried out by the Group Companies, including but not limited to the credit enhancement provided by Xi’an Chunhe Assets Management Co., Ltd. (西安春禾资产管理有限公司), in accordance with all applicable laws and regulations, including but not limited to the Regulations on the Administration of Financing Guarantee Companies (《融资担保公司监督管理条例》) and the Notice on Rectification of Cash Loan Businesses《关于规范整顿”现金贷”业务的通知》 (整治办函[2017]141号)), in a timely manner.

(e) The Company shall cause Beijing Baidu Baiying Technology Co., Ltd. (北京百度百盈科技有限公司) to obtain the Fund Sales License in a timely manner, but in any case no later than August 31, 2018.

ARTICLE V

INDEMNIFICATION

Section 5.1 Survival of the Representations and Warranties. All representations and warranties made by Baidu, Baidu HK or the Company to the Investors contained in Section 3.1 and Section 3.2 or by the Investors to Baidu, Baidu HK and the Company contained in Section 3.3 shall survive for a period of twenty-four (24) months following the Closing Date; provided, that the Fundamental Representations shall survive indefinitely or until the latest date permitted by Law; and provided further, that all representations and warranties contained in Section 3.2(q) relating to Taxes shall survive until the expiry of any applicable statute of limitation period. Notwithstanding the foregoing, if an Indemnified Party asserts any claim in writing pursuant to Section 5.2 resulting from or arising out of an alleged breach of any such representation or warranty on or prior to the applicable expiration date of such representation or warranty, such representation or warranty shall survive, solely with respect to such asserted claim, until such claim has been finally resolved. The covenants and agreements of each Party contained in this Agreement shall survive the Closing until they are terminated, whether by the performance thereof, their respective express terms or as a matter of applicable Law.

Section 5.2 Indemnification.

(a) From and after the Closing, Baidu and Baidu HK shall, jointly and severally, indemnify and hold each Investor and its Affiliates, and their respective directors, officers, employees, agents, successors and assigns harmless from and against any losses, claims, damages, judgments, fines, Taxes, expenses and Liabilities of any kind or nature whatsoever, including any investigative and legal expenses incurred in connection with, and any amounts paid in settlement of, any pending or threatened Action and any incidental, indirect or consequential damages, losses, expenses or Liabilities, and any lost profits or diminution in value) (collectively, “Losses”) resulting from or arising out of (A) the breach of any representation or warranty of Baidu and Baidu HK contained in this Agreement, and (B) the breach of any covenant of Baidu, Baidu HK or any Baidu Party contained in this Agreement, (C) Liabilities of any Group Company (1) resulting from or arising out of the operation or conduct by Baidu Parent or any of its Affiliates of any businesses now, previously or hereafter conducted by such Persons other than the Principal Business, or (2) which are not expressly contemplated to be transferred to the Group Companies in the Transaction Documents, or (D) the Restructuring, any failure to fully complete the Restructuring or any failure of the Baidu Parties to transfer (1) any of the Contributed Assets or Permits to the Group Companies, or (2) any of the Equity Securities of the Group Companies (other than the Company) to the Company, in accordance with the Restructuring Plan (the matters referred to in sub-clauses (C) and (D) above, collectively, the “Restructuring Indemnity Matters”).

(b) From and after the Closing, the Company shall indemnify and hold each Investor and its Affiliates, and their respective directors, officers, employees, agents, successors and assigns harmless from and against any Losses resulting from or arising out of (A) the breach of any representation or warranty of the Company contained in this Agreement, (B) the breach of any covenant of the Company contained in this Agreement or (C) any of the Restructuring Indemnity Matters.

(c) From and after the Closing, the Company shall indemnify and hold each Baidu Party and its Affiliates, and their respective directors, officers, employees, agents, successors and assigns harmless from and against any Losses resulting from or arising out of the operation or conduct by any Baidu Party in connection with the Principal Business prior to the Closing Date, except for any Liabilities that are borne or assumed by, or shall remain with (including, without limitation, Liabilities indemnifiable by Baidu and Baidu HK pursuant to Section 5.2(a)), any Baidu Parties under any Transaction Document (including without limitation, Section 5.8 and Section 6.12 of this Agreement).

(d) From and after the Closing, each Investor severally and not jointly shall indemnify and hold the Company and its Affiliates, and their respective directors, officers, employees, agents, successors and assigns harmless from and against any Losses resulting from or arising out of (A) the breach of any representation or warranty of such Investor contained in this Agreement or (B) the breach of any covenant of such Investor contained in this Agreement.

(e) For purposes of this Agreement, (A) “Indemnifying Party” means Baidu and Baidu HK (with respect to Section 5.2(a)), the Company (with respect to Section 5.2(b) and Section 5.2(c)) and each Investor (with respect to Section 5.2(d)); and (B) “Indemnified Parties” means, collectively, each Investor and its Affiliates, and their respective directors, officers, employees, agents, successors and assigns (with respect to Section 5.2(a) and 5.2(b)), Baidu and its Affiliates, and their respective directors, officers, employees, agents, successors and assigns (with respect to Section 5.2(c)), and the Company and its Affiliates, and their respective directors, officers, employees, agents, successors and assigns (with respect to Section 5.2(d)).

(f) For purposes of applying the indemnification remedies provided in this Article V, when determining whether any breach has occurred or calculating the amount of any Losses relating thereto, in each case, the representations, warranties and covenants made by any Indemnifying Party in this Agreement shall be considered and applied without regard to any reference as to materiality, Material Adverse Effect or similar materiality qualifications set forth therein.

Section 5.3 Third Party Claims.

(a) If any third party shall notify any Indemnified Party in writing with respect to any matter involving a claim by such third party (a “Third Party Claim”) which such Indemnified Party believes would give rise to a claim for indemnification against an Indemnifying Party under this Article V, then the Indemnified Party shall promptly following receipt of notice of such claim transmit to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any) and the basis of the Indemnified Party’s request for indemnification under this Agreement. Notwithstanding the foregoing, no failure or delay in providing such Claim Notice shall constitute a waiver or otherwise modify the Indemnified Party’s right to indemnification hereunder, except to the extent that the Indemnifying Party shall have been materially and adversely prejudiced by such failure or delay. If the Indemnifying Party does not notify the Indemnified Party in writing within 30 days from receipt of such Claim Notice that the Indemnifying Party disputes such claim for indemnification under this Agreement, the Indemnifying Party shall be deemed to have accepted and agreed with such claim for indemnification under this Agreement.

(b) Upon the receipt of a Claim Notice with respect to a Third Party Claim, the Indemnifying Party shall have the right to assume the defense of any Third Party Claim by notifying the Indemnified Party in writing within 30 days of receipt of such Claim Notice that the Indemnifying Party elects to assume the defense of such Third Party Claim, and upon delivery of such notice by the Indemnifying Party, the Indemnifying Party shall have the right to fully control and settle the relevant proceeding; provided, that any such settlement shall require the prior written consent of the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal action, (ii) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party, or (iii) the Indemnifying Party has not acknowledged that such Third Party Claim is subject to indemnification pursuant to this Article V.

(c) If requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate reasonably with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including in connection with the making of any related counterclaim against the third party asserting the Third Party Claim or any cross complaint against any Person. The Indemnified Party shall have the right to receive copies of all pleadings, notices and communications with respect to such Third Party Claim, other than any privileged communications between the Indemnifying Party and its counsel, and shall be entitled, at its sole cost and expense, to retain separate co-counsel and participate in, but not control, any defense or settlement of any Third Party Claim assumed by the Indemnifying Party pursuant to Section 5.3(b).

(d) In the event that the Indemnifying Party fails to elect to assume the defense of a Third Party Claim within thirty (30) days of receipt of the relevant Claim Notice or otherwise fails to continue the defense of the Indemnified Party in good faith, the Indemnified Party may, at its option, defend, settle, compromise or pay such action or claim at the expense of the Indemnifying Party.

Section 5.4 Tax Indemnity. Without limiting the foregoing, Baidu and Baidu HK shall, jointly and severally, indemnify the Investors, the Company, any Subsidiary or an Affiliate thereof for any Tax incurred or assessed pursuant to any applicable Law, including Bulletin 7 as a result of the Restructuring or any transfer of the Series A Preferred Shares or Ordinary Shares by Baidu HK or any Baidu Party pursuant to this Agreement (including as a result of any failure of the Baidu Parties to report any such transfer or pay Tax in respect thereof, any failure of any Investor to withhold on the purchase price or any adjustment to an Investor’s tax basis in the Series A Preferred Shares pursuant to Bulletin 7).

Section 5.5 Direct Claims. If any Indemnified Party has a claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, the Indemnified Party’s best estimate of the amount of Losses attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement; provided, that no failure or delay in providing such Indemnity Notice shall constitute a waiver or otherwise modify the Indemnified Party’s right to indemnification hereunder, except to the extent that the Indemnifying Party shall have been materially and adversely prejudiced by such failure or delay. If the Indemnifying Party does not notify the Indemnified Party within 30 days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim.

Section 5.6 Limitations on Liability

(a) Deductible.

(i) Absent fraud and willful breach and except in the case of a breach of any Fundamental Representation, no Indemnifying Party shall be liable under Section 5.2(a)(A), Section 5.2(b)(A) or Section 5.2(d)(A) unless and until the aggregate amount of all relevant claims thereunder (regardless of how relevant Indemnified Party allocates such amount among such Sections in its claims) exceeds RMB3,000,000 (the “Threshold”) (in which case the Indemnifying Party shall be responsible for the full amount of such claim from dollar one).

(b) Absent fraud, no Indemnifying Party shall be liable under Section 5.2(c) unless and until the aggregate amount of all relevant claims thereunder exceeds RMB10,000,000 (in which case the Indemnifying Party shall be responsible for the full amount of such claim from dollar one).

(c) Maximum Liability. Absent fraud and willful breach, (i) the maximum aggregate liability of Baidu and Baidu HK towards the Indemnified Parties of any Investor in respect of all Losses under Section 5.2(a) shall not exceed RMB6,500,000,000; (ii) the maximum aggregate liability of the Company towards the Indemnified Parties of any Investor in respect of all Losses under Section 5.2(b) shall not exceed the product of (x) such Investor’s Investor Subscription Price and (y) a fraction, the numerator of which is 5 and the denominator of which is 11.5; (iii) the maximum aggregate liability of the Company towards the Indemnified Parties in respect of all Losses under Section 5.2(c) shall not exceed RMB100,000,000; and (iv) the maximum aggregate liability of any Investor towards the Indemnified Parties in respect of all Losses under Section 5.2(d) shall not exceed the product of (x) such Investor’s Investor Subscription Price and (y) a fraction, the numerator of which is 5 and the denominator of which is 11.5.

(d) Double Claims. No Indemnifying Party shall be required to compensate any Indemnified Party more than once (whether under this Agreement or any other Transaction Document) in respect of the same Loss.

(e) Exclusive Remedy. Notwithstanding any provision to the contrary in this Agreement, from and after the Closing, except in the case of fraud or a willful breach, this Article V shall be the sole and exclusive remedy of the Indemnified Parties for any claim with respect to any and all Losses arising out of or resulting from this Agreement; provided, that nothing in this Article V shall affect any Party’ right to seek and obtain any equitable relief to which such Party may be entitled pursuant to Section 6.15 or TPG’s rights pursuant to Section 6.12. Notwithstanding anything to the contrary contained in the foregoing, the foregoing limitation shall not apply with respect to claims, Losses or other matters arising out of, relating to or resulting from any Transaction Document other than this Agreement.

(f) No Seller Claims against Group. Baidu and Baidu HK undertakes not to (and will procure that each of its Affiliates do not) make any claim against a Group Company or a director, officer or employee of a Group Company which it may have in respect of a misrepresentation, inaccuracy or omission in or from information or advice provided by a Group Company or a director, officer or employee of a Group Company for the purpose of assisting Baidu and/or its Affiliates to make a representation, give a warranty or prepare the Disclosure Schedule pursuant to this Agreement, or any other matter in relation to which any Investor is an Indemnified Party hereunder.

Section 5.7 Tax Treatment of Indemnity Payments. The Parties agree to treat any indemnity payment made pursuant to this Article V as an adjustment to the Investor Subscription Price, for all income tax purposes. If an Indemnifying Party is required to deduct or withhold from a payment under Section 5.2 to an Indemnified Party any Tax, the Indemnifying Party agrees to pay on demand from the Indemnified Party such additional amounts as shall be required so that the net amount received by such Indemnified Party after such deduction or withholding shall equal the amount that would have been received by such Indemnified Party had no such deduction or withholding been made.

Section 5.8 Indemnity for Wealth Management Products. Notwithstanding anything to the contrary contained in this Agreement, if any Wealth Management Assets causes or otherwise leads to any decrease in the consolidated net assets of the Group Companies from the Closing to September 30, 2019, which is determined on a consistent basis same as used in the preparation of the Closing Statement (any amount of such decrease, the “Wealth Management Loss”):

(a) Unless and until the aggregate amount of all Wealth Management Losses exceeds RMB540,000,000, Baidu and Baidu HK shall, jointly and severally, indemnify the Investors for the amount of such Wealth Management Loss, within 10 Business Days after the written request of any Lead Investor, (i) by transferring to the Investors, for no additional consideration, such aggregate number of Ordinary Shares (the “Wealth Management Share Number”) which would reduce Baidu HK’s ownership percentage in the Company at the Closing by a fraction (expressed as a percentage), (x) the numerator of which is the amount of such Wealth Management Loss in RMB, and (y) the denominator of which RMB18,000,000,000, or (ii) by permitting the Investors to subscribe, at par value, for an aggregate number of Series A Preferred Shares equal to the Wealth Management Share Number from the Company, and immediately thereafter causing the Company to repurchase from Baidu HK, at par value, an amount of Ordinary Shares equal to the Wealth Management Share Number. Such number of Ordinary Shares, in the case of clause (i) above, or Series A Preferred Shares, in the case of clause (ii) above, shall be allocated to the Investors on a pro rata basis according to their respective number of Investor Subscription Shares. The Parties shall take all necessary steps to effect such transfer of Ordinary Shares to the Investors by Baidu HK and the re-designation of each Ordinary Share so transferred as a Series A Preferred Share immediately upon the effectiveness of the transfer, in the case of clause (i) above, or the subscription for Series A Preferred Shares by the Investors and repurchase of Ordinary Shares from Baidu HK by the Company, in the case of clause (ii) above.

(b) If the aggregate amount of all Wealth Management Losses exceeds RMB540,000,000, the Company shall indemnify the amount of any further Wealth Management Loss within 10 Business Days after the written request of any Lead Investor, by paying to each Investor in US$ by wire transfer of immediately available funds an amount equal to the product of (i) the amount of such further Wealth Management Losses and (ii) a fraction, the numerator of which is the number of Investor Subscription Shares subscribed by such Investor at the Closing, and the denominator of which is the aggregate number of Investors Subscription Shares subscribed by the Investors at the Closing.

(c) Notwithstanding anything in this Section 5.8 to the contrary absent fraud and willful breach, (i) Baidu and Baidu HK shall not be liable to indemnify for any Wealth Management Loss pursuant to Section 5.8(a) unless and until the aggregate amount of all Wealth Management Losses exceeds RMB150,000,000 (in which case Baidu and Baidu HK shall be responsible for the full amount of such claim from dollar one pursuant to Section 5.8(a)), and (ii) the aggregate amount of all Wealth Management Losses indemnifiable by Baidu, Baidu HK and the Company pursuant to this Section 5.8 shall not exceed the RMB equivalent of US$500,000,000.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Disclosure Schedule References. The Parties agree that any reference in a particular Section of the Disclosure Schedule shall be deemed to be an exception to or, as applicable, a disclosure for purposes of (i) the representations and warranties, or covenants, as applicable, of the relevant Party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such Party that is contained in this Agreement, regardless of the absence of an express cross-reference thereto, if the relevance of that reference as an exception to or a disclosure for purposes of such representations, warranties or covenants would be reasonably apparent. The Parties acknowledge and agree that the Disclosure Schedule may include certain items and information solely for informational purposes for the convenience of the Investors, and the disclosure by the Company, Baidu or Baidu HK of any matter in the Disclosure Schedule shall not constitute an acknowledgment by the Company, Baidu or Baidu HK that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

Section 6.2 Governing Law; Arbitration. This Agreement shall be governed by and interpreted in accordance with the laws of Hong Kong. Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the relevant arbitration notice is received by the HKIAC. There shall be three arbitrators. Each side in dispute shall have the right to appoint one arbitrator, and the third arbitrator shall be appointed by the HKIAC. The language to be used in the arbitration proceedings shall be English. Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the Contemplated Transactions. The award of the arbitration tribunal shall be final and binding upon the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award. Any Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

Section 6.3 Amendment; Waiver. This Agreement shall not be amended or modified except by an agreement in writing executed by the Parties. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy.

Section 6.4 Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, each of the Parties and their respective heirs, successors and permitted assigns and legal representatives.

Section 6.5 Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by any Party without the express written consent of the other Parties. Any purported assignment in violation of the foregoing sentence shall be null and void. Notwithstanding the foregoing, any Investor may assign any of its rights hereunder to any one or more of its Affiliates; provided that no such assignment shall relieve such Investor of its obligations hereunder or enlarge, alter or change any obligation of any other Party or due to such Investor,.

Section 6.6 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (a) in writing and served by personal delivery upon the Party for whom it is intended, (b) if delivered by facsimile or electronic mail with receipt confirmed or (c) if delivered by certified mail, registered mail or courier service, return receipt received, to the Party at the address set forth below:

If to Baidu or Baidu HK, at:

Address:	Baidu Campus, No. 10, Shangdi 10th Street, Haidian District, Beijing 100085, People’s Republic of China
Attn:	Shanshan Bi
Email:	bishanshan@baidu.com

With a copy (which shall not constitute notice) to:

Address:	Skadden, Arps, Slate, Meagher & Flom LLP
42/F Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong
Attn:	Z. Julie Gao
Facsimile:	+852 3910 4863
Email:	julie.gao@skadden.com

If to the Company, at:
Address:	Baidu Campus, No. 10, Shangdi 10th Street, Haidian District, Beijing 100085, People’s Republic of China
Attn:	Wen WU
Email:	wuwen01@baidu.com

If to TPG, at:

Address:	Suite 3300
Fort Worth, TX 76102
United States
Attn:	Legal and Compliance Department
Facsimile:	+1 (817) 871-4001

With a copy (which shall not constitute notice) to:

Address:	Davis Polk & Wardwell
18th Floor, The Hong Kong Club Building
3A Chater Road
Central, Hong Kong
Attn:	Miranda So
Facsimile:	+852 2533 1773
Email:	miranda.so@davispolk.com

If to any Other Investor, at the address for notice set forth on its counterpart signature page hereto.

Any Party may change its address for purposes of this Section 6.6 by giving the other Parties written notice of the new address in the manner set forth above.

Section 6.7 Entire Agreement. This Agreement, together with the Schedules and Exhibits and the other Transaction Documents, constitutes the entire understanding and agreement among the Parties with respect to the matters covered hereby and thereby, and all prior agreements and understandings, oral or in writing, if any, among the Parties with respect to the matters covered hereby and thereby are superseded by this Agreement and the other Transaction Documents. In the event of any inconsistency between any provision of this Agreement and any provision of any other Transaction Document, the provisions of this Agreement shall prevail, and the Parties shall cause such inconsistent provision of such other Transaction Document to be promptly amended in order to conform to this Agreement.

Section 6.8 Severability. If any provision of this Agreement is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever. If any provision of this Agreement shall be adjudged to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be deemed modified to the minimum degree necessary to make such provision valid and enforceable under applicable Law, and that such modified provision shall thereafter be enforced to the fullest extent possible.

Section 6.9 Fees and Expenses. Except as otherwise provided in this Agreement, the Parties will bear their respective expenses incurred in connection with the negotiation, preparation and execution of the Transaction Documents and the Contemplated Transactions, including fees and expenses of attorneys, accountants, consultants and financial advisors.

Section 6.10 Confidentiality.

(a) Subject to Section 6.10(b) and Section 6.10(c), each Party shall keep confidential and shall not disclose to any Person the existence and provisions of any Transaction Document, the negotiations relating to any Transaction Document and any non-public material or information with respect to the business, technology, financial conditions or other aspects of the other Parties or their respective Affiliates (collectively, “Confidential Information”).

(b) Confidential Information shall not include any information that is (i) previously known on a non-confidential basis by the receiving Party, (ii) in the public domain through no fault of such receiving Party, its Affiliates or its or its Affiliates’ officers, directors or employees, (iii) received from a Person other than any of the other Parties or their respective representatives or agents, so long as such Person was not, to the best knowledge of the receiving Party, subject to a duty of confidentiality to such other Party or (iv) developed independently by the receiving Party without reference to confidential information of the disclosing Party.

(c) Notwithstanding Section 6.10(a):

(i) any Party may disclose Confidential Information to the extent that such disclosure is required under applicable Laws or any judicial or regulatory process or is requested by any Governmental Authority or other regulatory body, including the rules and requirements of the SEC and any securities exchange; provided, that such Party shall, to the extent permitted by Law and so far as it is practicable, provide the other Parties with prompt notice of such requirement or request and cooperate with the other Parties at such other Parties’ request and cost to enable such other Parties to seek an appropriate protection order or remedy; and

(ii) any Party may disclose Confidential Information to its Affiliates and its and its Affiliates’ respective officers, directors, employees, agents, professional advisors and representatives on a need-to-know basis; provided, that such Party shall use commercially reasonable efforts to ensure that each such Person to which it discloses Confidential Information strictly abides by the confidentiality obligations hereunder and shall be responsible for any breach of confidentiality obligations by such Person; and

(iii) any Investor may disclose Confidential Information to the disclosure is made to any beneficial owner of any Investor in the ordinary course of investment reporting or any existing or to any prospective equity or debt financing source of any Investor or any of its Affiliates in connection with any ordinary course fund raising activities, as long as the recipient has been advised of the confidential nature of such information.

Section 6.11 Termination.

(a) This Agreement may be terminated at any time prior to the Closing:

(i) by the written consent of each of the Parties;

(ii) by any Seller Party or any Investor only with respect to such Investor if the Closing shall not have been consummated on or before December 31, 2018; or

(iii) by Baidu, Baidu HK or the Company by written notice to any Investor only with respect to such Investor if (A) all of the conditions to the obligations of such Investor to consummate the transactions contemplated by Section 2.1 (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or duly waived; (B) Baidu, Baidu HK and the Company have notified such Investor in writing that the event referred to in Section 6.11(a)(iii)(A) above has occurred, and that Baidu, Baidu HK and the Company are ready, willing and able to consummate the Closing; and (C) such Investor fails to consummate the transactions contemplated by Section 2.1(a) within fifteen (15) Business Days after the delivery of the written notice referred to in Section 6.11(a)(iii)(B) above;

(iv) by any Party by written notice to the other Parties if any Governmental Authority shall have issued any Order or taken any other action permanently restraining, enjoining, preventing, prohibiting or otherwise making illegal the consummation of the Contemplated Transactions and such Order or other action has become final and non-appealable; provided, that a Party shall have no right to terminate this Agreement pursuant to this Section 6.11(a)(iv) if the imposition of such Order or other action was caused by the breach by such Party or its Affiliate of any representation, warranty or covenant in this Agreement, the Framework Restructuring Agreement or any Restructuring Document;

(v) by an Investor only with respect to such Investor if there exists a material breach of any representation, warranty, covenant or agreement of any Seller Party such that the condition set forth in Section 2.4(a)(i) or Section 2.4(a)(ii) would not be satisfied and such breach has not been cured, or is incapable of being cured, by such Seller Party (as the case may be) within 30 days following its receipt of notice from the Investor of such breach;

(vi) by Baidu or the Company only with respect to an Investor if there exists a material breach of any representation or warranty of such Investor such that the condition set forth in Section 2.4(b)(i) would not be satisfied and such breach has not been cured, or is incapable of being cured, by such Investor within 30 days following its receipt of notice from Baidu or the Company (as the case may be) of such breach; or

(vii) by TPG only if the Additional Subscription Conditions shall not have been satisfied on or prior to April 30, 2018.

(b) Upon the termination of this Agreement pursuant to this Section 6.11, this Agreement (other than Article I, Article V and this Article VI) shall become void and have no further force or effect; provided, that no such termination shall relieve any Party of liability for any breach of this Agreement prior to such termination.

(c) Notwithstanding anything to the contrary herein: (A) if this Agreement is terminated with respect to any Investor in accordance with (x) Section 6.11(a)(iii), or (y) Section 6.11(a)(vi), then the Escrow Amount paid by or on behalf of such Investor shall immediately and forever be forfeited to the Company, and such Investor shall take all actions necessary, appropriate or as requested by the Company or the Escrow Agent to effect the forfeiture and the transfer of the Escrow Amount from the Escrow Agent to the Company; (B) if this Agreement is terminated with respect to any Investor for any other reason, then (xx) the Escrow Amount paid by or on behalf of such Investor shall be immediately returned to such Investor, and Baidu and the Company shall take all actions necessary, appropriate or as requested by such Investor to effect the transfer of the Escrow Amount from the Escrow Agent to such Investor, and (yy) if applicable, the Letter of Credit shall be immediately terminated.

Section 6.12 Put Right.

(a) If the indirect transfer of Equity Interests of Beijing BaiduPay Science and Technology Co., Ltd. (北京百付宝科技有限公司) and/or Chongqing Baidu Mini Lending Co., Ltd. (重庆百度小额贷款有限公司) to the Company has not been completed in accordance with the Restructuring Plan by the Restructuring Longstop Date, at any time thereafter, following the written request of the Majority Series A Preferred Shareholders, each holder of Series A Preferred Shares shall have the right, but not the obligation, to sell to Baidu all of the Series A Preferred Shares held by such holder by written notice to the Company and Baidu (the “Put Notice”).

(b) If any holder of Series A Preferred Shares delivers a Put Notice (the “Put Investor”), Baidu and Baidu HK hereby, jointly and severally, undertakes to pay to the Put Investor, in respect of each Series A Preferred Share to be sold in the Put Notice (each, a “Put Share”), an amount in cash (the “Put Price”) equal to:

IP x (1.10) N + D

WHERE

IP = the per share Investor Subscription Price (as adjusted for any share split, share dividend, subdivision, combination, reclassification or other similar event)

N = a fraction the numerator of which is the number of calendar days between the Closing Date and the date of actual payment of the Put Price in respect of such Put Share and the denominator of which is 365

D = any accrued but unpaid dividends on such Put Share (as adjusted for any share split, share dividend, subdivision, combination, reclassification or other similar event)

(c) Baidu and/or Baidu HK shall pay the aggregate Put Price to the Put Investor in US$ by wire transfer of immediately available funds, and the Put Investor shall transfer its Put Shares to Baidu, on a date to be determined at the discretion of Baidu, but in any event no later than 45 days after the date of the Put Notice.

(d) “Restructuring Longstop Date” means the date that falls one (1) year after the Closing Date, which may be extended by the written consent of Baidu and TPG.

Section 6.13 Third Party Rights. Except as provided in Section 5.2, a Person that is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce any term of, or enjoy any benefit under, this Agreement.

Section 6.14 Headings. The headings of the various Articles and Sections of this Agreement are inserted merely for convenience and do not expressly or by implication limit, define or extend the specific terms of the Article or Section so designated.

Section 6.15 Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts (including the counterpart of any Other Investor which executes and delivers such counterpart pursuant to Section 2.1(a)), including counterparts transmitted by facsimile or e-mail, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument. Delivery of executed signature pages by facsimile or electronic transmission (via scanned PDF) by all Parties will constitute effective and binding execution and delivery of this Agreement. The Seller Parties and TPG agree that this Agreement shall become effective and be binding immediately as between such Parties when each such Party shall have received counterparts hereof signed by all of such other Parties on the date first hereinabove mentioned, and shall not be conditional on, or affected by, the entry into this Agreement by any Other Investors.

Section 6.16 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 6.17 Public Announcements. The Parties agree to consult with each other before issuing any press release or making any public disclosure or statement with respect to the existence or terms of this Agreement or the Contemplated Transactions and, except for any press releases and public disclosure or statements the making of which may be required by applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement without the prior consent of the Seller Parties and TPG.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the day and year first above written.

BAIDU HOLDINGS LIMITED

By:	/s/ Yonhong Li
Name:	Yonhong Li
Title:	Director

BAIDU (HONG KONG) LIMITED

By:	/s/ Herman Yu
Name:	Herman Yu
Title:	Director

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the day and year first above written.

TPG BELLWETHER, LTD.

By:	/s/ Michael LaGatta
Name:	Michael LaGatta
Title:	Vice President

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the day and year first above written.

91 WIRELESS WEBSOFT LIMITED

By:	/s/ Da Zhou
Name:	Da Zhou
Title:	Director

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the day and year first above written.

Beacon Group Limited

By:	/s/ Norma Kuntz
Name:	Norma Kuntz
Title:	Director

Address for Notice:

Address: 1001 Pennsylvania Avenue, Washing DC, 20004-2505

Attn: Norma Kuntz

Email: Norma.Kuntz@Carlyle.com

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the day and year first above written.

OTHER INVESTOR

Kaitai International Funds SPC for and on behalf of Taikang Kaitai Special Opportunity Fund II Segregated Portfolio

By:	/s/ Zhang Le
Name:	Zhang Le
Title:	Managing Director, Taikang Asset Management (Hong Kong) Company Limited

Address for Notice:

Address: Unit 4911-13, 49/F, The Center, 99 Queen’s Road Central, Hong Kong

Attn: Nelson Yeung

Email: nelson_yeung@taikangamc.com.cn

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the day and year first above written.

OTHER INVESTOR

CB FINANCE INVESTMENT LIMITED

By:	/s/ Ching Nar Cindy Chan
Name:	Ching Nar Cindy Chan
Title:	Director

Address for Notice:

Address:

Attn:

Email:

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the day and year first above written.

OTHER INVESTOR

EXPRESS SUCCESS INVESTMENTS LIMITED

By:	/s/ Yang Rao Rao; Peng Cheng
Name:	Yang Rao Rao; Peng Cheng
Title:	Director

Address for Notice:

Address: 10/F., Agricultural Bank of China Tower, 50 Connaught Road Central, HK

Attn: Yang Rao Rao

Email: yangraorao@abci.com.hk

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the day and year first above written.

OTHER INVESTOR

Wellrich Investment Fund Limited Partnership

Acting by its general partner Springwell Capital Investment Limited

By:	/s/ ZHENG Jun
Name:	ZHENG Jun
Title:	Director

Address for Notice:

Address: 301-1 No.35 Jinshifang Street, Xicheng District, Beijing, P.R.China

Attn: Jason SHI

Email: jasonshi@htsc.com

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

Schedule 1

Subscription of Series A Preferred Shares

Name of Investor	Number of Series A Preferred Shares Subscribed for	Investor Subscription Price
TPG Bellwether, Ltd.	54,147,422	US$	1,000,000,000
Beacon Group Limited	27,073,711	US$	500,000,000
Taikang Kaitai Special Opportunity Fund II Segregated Portfolio	8,122,113	US$	150,000,000
CB Finance Investment Limited	5,414,742	US$	100,000,000
Express Success Investments Limited	5,414,742	US$	100,000,000
Wellrich Investment Fund Limited Partnership	4,331,794	US$	80,000,000

TOTAL	104,504,524	US$	1,930,000,000

Exhibit A

Form of Articles

Exhibit B

Form of Shareholders Agreement

Exhibit C

Restructuring Plan

Exhibit D

Form of Framework Business Cooperation Agreement

Exhibit E

Form of Transition Services Agreement

Exhibit F

Capitalization Table

Exhibit G

Legal Opinion Items

Cayman Islands Legal Opinion

It is acknowledged that the following items shall be included in the executed Cayman Islands legal opinion dated as of the Closing subject to necessary assumptions, customary qualifications added therein, those disclosed in the disclosure schedule and the actual conditions relevant to the following items as of the Closing.

1.

The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the “Registrar”).

2.	The Company has full corporate power and authority to execute and deliver the documents to which it is a party (the “Documents”) and to perform its obligations under the Documents.

3.

The Documents to which the Company is a party have been duly authorised and executed and, when delivered by the Company, will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms.

4.

The execution, delivery and performance of the Documents to which the Company is a party, the consummation of the transactions contemplated thereby and the compliance by the Company with the terms and provisions thereof do not:

(i)	contravene any law, or public rule or regulation of the Cayman Islands applicable to the Company which is currently in force; or

(ii)	contravene the Memorandum and Articles.

5.	Neither:

(i)	the execution, delivery or performance of any of the Documents to which the Company is a party; nor

(ii)	the consummation or performance of any of the transactions contemplated thereby by the Company,

requires the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action in respect of any Cayman Islands governmental or judicial authority or agency.

6.

The law (if any) chosen in each of the Documents to which the Company is a party to govern its interpretation would be upheld as a valid choice of law in any action on that Document in the courts of the Cayman Islands (the “Courts”).

7.

There are no stamp duties, income taxes, withholdings, levies, registration taxes, or other duties or similar taxes or charges now imposed, or which under the present laws of the Cayman Islands could in the future become imposed, in connection with the enforcement or admissibility in evidence of the Documents or on any payment to be made by the Company or any other person pursuant to the Documents.

8.

The Company will not be deemed to be resident, domiciled or carrying on business in the Cayman Islands by reason only of the execution, delivery, performance or enforcement of the Documents to which it is party.

9.

A judgment obtained in a foreign court will be recognised and enforced in the Courts without any re-examination of the merits at common law, by an action commenced on the foreign judgment in the Grand Court of the Cayman Islands (the “Grand Court”), where the judgment:

(i)	is final and conclusive;

(ii)	is one in respect of which the foreign court had jurisdiction over the defendant according to Cayman Islands conflict of law rules;

(iii)

is either for a liquidated sum not in respect of penalties or taxes or a fine or similar fiscal or revenue obligations or, in certain circumstances, for in personam non-money relief (following Bandone Sdn Bhd v Sol Properties Inc. [2008] CILR 301); and

(iv)	was neither obtained in a manner, nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

10.

It is not necessary under the laws of the Cayman Islands that any of the Documents be registered or recorded in any public office or elsewhere in the Cayman Islands in order to ensure the validity or enforceability of any of the Documents.

11.	It is not necessary under the laws of the Cayman Islands:

(i)	in order to enable any party to any of the Documents to enforce their rights under the Documents; or

(ii)	solely by reason of the execution, delivery and performance of the Documents,

that the Company should be licensed, qualified or otherwise entitled to carry on business in the Cayman Islands or any other political subdivision thereof.

12.	There are no actions, suits or proceedings pending against the Company before the Grand Court and no steps have been, or are being, taken compulsorily to wind up the Company.

13.

The Companies Law provides that upon registration, the Memorandum and Articles bind the Company and members thereof to the same extent as if each member had subscribed his name thereto, and there were in such Memorandum and Articles contained a covenant on the part of the member to conform to all the conditions and regulations contained in such Memorandum and Articles subject to the provisions of the Companies Law.

14.	In relation to the Series A Preferred Shares:

(a)	[specify number] the Series A Preferred Shares have been duly authorised and were validly allotted and issued to [insert TPG and other investor entities] on [Date] 2018.

(b)	the Series A Preferred Shares carry such rights as are attributed to them in the Memorandum and Articles.

PRC Legal Opinion

It is acknowledged that the following items shall be included in the executed PRC legal opinion dated as of the Closing subject to necessary assumptions, customary qualifications added therein, those disclosed in the disclosure schedule and the actual conditions relevant to the following items as of the Closing.

1.	Due incorporation, valid existence and good standing of the PRC Group Companies.

2.	Effectiveness and validness of the articles of association, business licenses and approval certificate/filings of the PRC Group Companies and no breach thereof.

3.

Each PRC Group Company has all necessary approvals, filings and registration required for the establishment and maintenance of the enterprise legal person status and to conduct its business and such approvals/filings/registrations are in full force and effect.

4.	Businesses currently conducted by the PRC Group Companies comply with the PRC Laws or consistent with common industry practice in all material aspects

5.	Full contribution of registered capital of the PRC Group Companies.

6.	No options over equity interests of the PRC Group Companies except for the Control Documents.

7.	No outstanding rights to issue any equity interest in the PRC Group Companies.

8.	Full corporate power and authority to own and use its properties and other assets owned by it, free and clear of any mortgage or pledge.

9.

Due registration and good title to all registered Intellectual Property of the PRC Group Companies listed in the Transaction Documents and no current disputes with respect to violation or infringement of any intellectual property rights of others.

10.	No notice from any Governmental Authority assessing any Tax deficiency against, or imposing any penalty on the PRC Group Companies.

11.	No winding up, dissolution, bankruptcy or liquidation for the PRC Group Companies.

12.	Each PRC Group Company is legally capable of suing and being sued and can be the subject of any legal proceedings in the PRC courts and can legally assume relevant civil liabilities.

13.	No pending action, suit, arbitration, proceeding, inquiry, investigation or governmental proceeding by or against any PRC Group Company or its properties.

14.	Full power and authority for the relevant PRC Group Companies and their shareholders to execute and perform the Control Documents to which they are parties.

15.

Full power and authority for the PRC Group Companies to execute and perform the Transaction Documents. Legal binding, validness and enforceability of each Transaction Document against the PRC Group Companies excluding the Control Documents.

16.	Legal ability of distributing dividends out of the PRC by WFOE.

17.	Legal binding, validness and enforceability of the Material Contracts excluding the Control Documents.

18.	Validness and enforceability of choice of laws and dispute resolution under the PRC Laws.